UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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INFORMATION REQUIRED IN PROXY STATEMENT

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NATIONSTAR MORTGAGE HOLDINGS INC.

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Nationstar 2018 Annual Meeting of Stockholders/Meeting Notice/Proxy Statement

YOUR VOTE IS IMPORTANT

April 17, 2018

Dear Stockholders,

On behalf of your Board of Directors, I want to invite you to attend our 2018 Annual Meeting of Stockholders. The annual meeting will be held on Thursday, May 17, 2018, at 10:00 a.m., local time, at the Dallas/Fort Worth Airport Marriott, 8440 Freeport Parkway, Irving, Texas 75063. Details regarding the business to be conducted at the annual meeting are more fully described in the accompanying materials.

All stockholders are cordially invited to attend the annual meeting. Whether or not you attend the annual meeting, it is important that your shares be represented and voted. We urge you to complete your proxy card, as provided in the enclosed materials, and return it as soon as possible. You can, of course, vote in person at the annual meeting but you are encouraged to send in the proxy card to ensure your vote is counted should you for any reason be unable to attend. You may revoke your proxy and vote in person at the annual meeting if you choose to do so.

Thank you for your ongoing support of Nationstar Mortgage.

Sincerely,

Jay Bray
Chairman, President & Chief Executive Officer

8950 Cypress Waters Blvd. Coppell, Texas 75019

April 17, 2018

NOTICE OF THE 2018 ANNUAL MEETING OF STOCKHOLDERS

10:00 a.m., local time, Thursday, May 17, 2018

Dallas/Fort Worth Airport Marriott 8440 Freeport Parkway Irving, Texas 75063

• Election of one Class III Director; • Ratification of Ernst & Young LLP as independent auditors; and • Such other matters as may properly come before the meeting.

Holders of our common stock at the close of business on March 19, 2018, are entitled to vote at the meeting.

Please complete, sign, date and return your proxy card. Even if you plan on attending in person and voting, you are encouraged to send in the proxy card to ensure your vote is counted if you are unable to attend. You may revoke your proxy and vote in person at the annual meeting if you choose to do so.

By order of the Board of Directors,

Elizabeth K. Giddens
Senior Vice President, Deputy General Counsel & Corporate Secretary

2018 PROXY STATEMENT—SUMMARY

This summary highlights certain information that is contained elsewhere in this proxy statement. You should read the entire proxy statement carefully before voting.

GENERAL INFORMATION

2018 Annual Meeting of Stockholders

Date: Thursday, May 17, 2018

Time: 10:00 a.m., local time

Location: Dallas/Fort Worth Airport Marriott

                8440 Freeport Parkway

                Irving, Texas 75063

Record Date: March 19, 2018

Stock Symbol: NSM

Exchange: NYSE

Public Company: 2012

Corporate Headquarters:

                 8950 Cypress Waters Blvd.

                 Coppell, Texas 75019

ELECTION OF DIRECTOR

Director Nominee: Jay Bray

(Management/Chairman)

Director Term: 3 years

✓  All independent directors, other than our CEO

✓  100% independent committee members

✓  Board membership marked by leadership and experience

✓  Independent lead director

✓  Independent directors meet without management present

✓  Board oversight of risk management

EXECUTIVE COMPENSATION

CEO: Jay Bray

CEO 2017 Total Direct Compensation:

Base Salary: $450,000

Annual Incentive Bonus: $4.25 million

Long-Term Incentives: $1 million

Tax Gross-Ups: No

CEO Employment Agreement: No

Anti-Hedging: Yes

Equity Award Procedures: Yes

OTHER ITEM TO BE VOTED ON Ratification of Ernst & Young LLP as independent auditors

2018 PROXY STATEMENT

This proxy statement and the accompanying materials are being made available to Nationstar Mortgage Holdings Inc. stockholders beginning on or about April 17, 2018. In this proxy statement, “Nationstar,” “Company,” “we,” “us” or “our” refers to Nationstar Mortgage Holdings Inc. or to it and one or more of its subsidiaries. This proxy statement contains information on the matters to be presented at the Company’s 2018 Annual Meeting of Stockholders to be held on May 17, 2018, to assist you in voting your shares.

GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

What is the purpose of this proxy statement?

The purpose of this proxy statement is to provide information regarding matters to be voted on at our 2018 Annual Meeting of Stockholders. Additionally, it contains certain information that the Securities and Exchange Commission (“SEC”) and the New York Stock Exchange (“NYSE”) require us to provide to our stockholders. This proxy statement is also the document used by our Board of Directors (“Board”) to solicit proxies to be used at the annual meeting. Nationstar pays the costs of these soliciting proxies. Proxies are solicited to give all stockholders of record an opportunity to vote on the matters to be presented at the annual meeting, even if they cannot attend the annual meeting.

When and where will the 2018 Annual Meeting of Stockholders be held?

The annual meeting will be held on May 17, 2018 at the Dallas/Fort Worth Airport Marriott, 8440 Freeport Parkway, Irving, Texas 75063 at 10:00 a.m., local time.

What will be voted on?

You will be voting on the following:

Proposal 1:	Election of one Class III director, Jay Bray, to the Board; and

Proposal 2:	Ratification of the appointment of Ernst & Young LLP as Nationstar’s independent registered public accounting firm for the year ending December 31, 2018; and

We also will consider any other business that may properly come before the annual meeting.

Who may vote at the annual meeting?

All stockholders who owned Nationstar common stock at the close of business on the record date of March 19, 2018, may attend and vote at the annual meeting.

How do I vote?

You can vote either in person at the annual meeting or by proxy whether or not you attend the annual meeting. To vote by proxy you must properly complete and return the enclosed proxy card in a timely manner. If you vote by proxy, your shares will be voted as you indicate on the card. If you sign your proxy card but do not specify how you want your shares voted, they will be voted as the Board recommends.

Can I change my vote after I execute my proxy card?

You may revoke your proxy card at any time prior to the annual meeting either (1) by sending in a new proxy card with a later date or sending a written notice of revocation to Nationstar Mortgage Holdings Inc., 8950 Cypress Waters Boulevard, Coppell, Texas 75019, Attention: Corporate Secretary or (2) by attending the annual meeting, voting in person and requesting that your previously submitted proxy card not be used.

How many votes do I have?

You will have one vote for each share of Nationstar common stock which you owned at the close of business on March 19, 2018, the record date for the annual meeting.

How many shares of common stock are eligible to vote at the annual meeting?

At the close of business on March 19, 2018, the record date of the annual meeting, there was a total of 98,202,881 shares of Nationstar common stock outstanding and eligible to vote at the annual meeting.

How many shares must be present to hold the annual meeting?

A majority of the shares of Nationstar common stock outstanding as of the record date must be present at the annual meeting in order to hold the annual meeting and conduct business. This is called a quorum. Shares are counted as present at the annual meeting if stockholders are present in person or a proxy card has been properly submitted by or on behalf of stockholders. Votes to abstain, referred to as “abstentions,” and broker non-votes are counted for purposes of determining the presence of a quorum.

What if I hold my shares in a brokerage account?

If you hold your shares in a brokerage account, the shares are said to be held in “street name.” In this case your broker will send you a package, including a voter instruction card which will ask you how you want your shares to be voted. If you give your broker instructions, the broker will vote your shares as you direct. If you do not give your broker instructions (these shares are often referred to as broker non-votes) and the proposal involves a “routine” matter, then NYSE rules provide brokers with discretionary power to vote your shares. However, if a proposal involves a “non-routine” matter, then brokers are not permitted to vote your shares without instructions from you.

If you do not instruct your broker as to how to vote these shares on Proposal 1 (the election of directors), the broker may not exercise discretion to vote for or against this “non-routine” proposal. With respect to Proposal 2 (ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2018), your broker may exercise its discretion to vote for or against this proposal in the absence of your instruction. Please instruct your broker so your vote can be counted.

How many votes are required to elect directors and adopt other proposals?

Proposal 1. Directors are elected by a plurality of the votes present in person or by proxy entitled to vote.

Proposal 2. Ratification of Ernst & Young LLP as Nationstar’s independent registered public accounting firm requires the affirmative vote of a majority of Nationstar common stock present in person or by proxy that are entitled to vote on this item.

How do I attend the annual meeting?

Admission to the annual meeting is limited to Nationstar stockholders or their proxy holders. In order to be admitted to the annual meeting, each stockholder will be asked to present proof of stock ownership and valid government-issued photo identification, such as a driver’s license. Proof of stock ownership may consist of the proxy card or if shares are held in the name of a broker, bank or other nominee, an account statement or letter from the nominee indicating that you beneficially owned shares of Nationstar common stock at the close of business on March 19, 2018, the record date for the annual meeting.

CORPORATE GOVERNANCE

Governing Documents

The following primary documents make up our corporate governance framework:

•	Corporate Governance Guidelines

•	Audit & Risk Committee Charter

•	Compensation Committee Charter

•	Nominating and Corporate Governance Committee Charter

•	Code of Business Conduct and Ethics

•	Code of Ethics for the Chief Executive Officer and Senior Financial Officers

These documents are accessible on our website at www.nationstarholdings.com by clicking on “Corporate Governance” under the “Investor Information” tab. You may also obtain a free copy of any of these documents by sending a written request to Nationstar Mortgage Holdings Inc., 8950 Cypress Waters Boulevard, Coppell, Texas 75019, Attention: Corporate Secretary. Any substantive amendment to or grant of a waiver from a provision of the Code of Ethics for the Chief Executive Officer and senior financial officers requiring disclosure under applicable SEC or NYSE rules will be posted on our website.

Corporate Governance Guidelines

This document sets forth the Company’s primary principles and policies regarding corporate governance. The Corporate Governance Guidelines are reviewed from time to time as deemed appropriate by the Board. The matters covered by the Corporate Governance Guidelines include the following:

•	Board Leadership

•	Size of the Board

•	Board membership criteria

•	Other public company directorships

•	Independence of directors

•	Ethics and code of conduct

•	Conflicts of interest

•	Director’s change of job responsibility

•	Director retirement age

•	Director tenure

•	Executive sessions for non-management and independent directors

•	Board compensation

•	Board self-evaluation

•	Strategic direction of the Company

•	Board access to management

•	Attendance of management at Board meetings

•	Director interaction with outside constituencies

•	Confidentiality

•	Board orientation and continuing education

•	Director attendance at annual meetings of stockholders

•	Board committees

•	Succession planning

•	Leadership development, including evaluation of the Chief Executive Officer

Board Leadership Structure

We have a strong and active Board composed primarily of independent directors who understand our business and who work closely with our Chief Executive Officer and other senior management. Jay Bray, our President & Chief Executive Officer, serves as Chairman of the Board. Our Board has appointed Roy Guthrie to serve as our independent lead director.

The lead director has broad responsibility and authority, including to:

•	serve as chair during executive sessions of the Board;

•	call meetings of the independent directors when necessary;

•	preside at meetings of the Board when the chairman is not present;

•	act as liaison between the Chief Executive Officer and the Board; and

•	manage intra-board relationships.

In general, our lead director serves as the liaison between our Chairman and our independent directors. He is available to consult with our Chairman about the concerns of the Board and is available to consult with senior management regarding their concerns. Having a lead director fosters a Board culture of open discussion and deliberation, with a thoughtful evaluation of risk, to support sound decision-making. It encourages communication among the directors, and between management and the Board, to facilitate productive working relationships. Working with our Chairman and other Board members, our lead director also ensures there is an appropriate balance and focus among key Board responsibilities such as strategy development, review of operations, risk oversight and management succession planning.

Our Board has determined that this current structure, with combined Chairman and Chief Executive Officer role and an independent lead director, is in the best interests of the Company and its stockholders. The Board believes the combined role of Chairman of the Board and Chief Executive Officer promotes unified leadership and execution of our strategic plan, facilitates information flow between management and the Board and enables Nationstar to benefit from Mr. Bray’s significant institutional and industry knowledge and experience. This combined role is both supplemented and enhanced by the effective oversight and independence of our Board and the leadership provided by our lead director.

Board’s Role in Risk Oversight

Our risk management is overseen by Steve Covington, Executive Vice President, Chief Risk & Compliance Officer. In this capacity, Mr. Covington is responsible for identifying and prioritizing material risks and discussing them with management and the Board. A summary of Mr. Covington’s professional experience and qualifications is available on our website. Additionally, we have established an enterprise risk committee at the management level, co-chaired by our Chief Executive Officer and Mr. Covington, to oversee the management of identifying and monitoring of certain risks of the Company.

While management is responsible for day-to-day risk management of our operations, the Board is responsible for overseeing enterprise-wide risks. The Board uses its standing committees (more fully discussed below) to monitor and address matters that may be within the scope of each committee’s expertise or charter. The following are the key oversight responsibilities of our Board and its committees.

In addition to receiving information from its committees, the Board also receives updates directly from members of management. In this regard, Mr. Bray, due to his position as both Chairman of the Board and Chief Executive Officer of the Company, is particularly important in communicating with other members of management and keeping the Board updated on the important aspects of our operations. Additionally, our Board receives updates from our lead director who is also the chairman of the Audit & Risk Committee. Further, the Audit & Risk Committee has engaged certain third-party consultants to review and assess our compliance and risk management structure, programs and practices, including our enterprise-wide compliance risk management system.

Independent Directors

We recognize the importance of having an independent Board that is accountable to Nationstar and its stockholders. Accordingly, our Corporate Governance Guidelines provide that a majority of our directors shall be independent in accordance with the NYSE listing standards.

Board, Committee and Annual Meeting Attendance

The Board held 24 meetings during 2017. Each director attended at least 75% of the total number of meetings of the Board and committees held during the period he served. Directors are invited and encouraged but are not required to attend our annual meeting of stockholders. In 2017, all of our directors attended our annual meeting of stockholders.

Presiding Non-Management Director and Executive Sessions

Our non-management and independent directors meet in executive session without management at least once a year. Our lead director presides at each executive session.

Communications with the Board

Any Nationstar stockholder or other interested party who wishes to communicate with the Board or any of its members, including our lead director, may do so by writing to: Board of Directors (or one or more named directors) c/o Nationstar Mortgage Holdings Inc., 8950 Cypress Waters Boulevard, Coppell, Texas 75019, Attention: Corporate Secretary. Relevant communications will be distributed to the Board, or to any individual director or directors as appropriate, depending on the facts and circumstances outlined in the communication. Communications that are unrelated to the duties and responsibilities of the Board will not be forwarded, such as annual report requests, business solicitations, advertisements and job inquiries. Any communication that is screened as described above will be made available to any director upon his or her request.

Communications with the Audit & Risk Committee

Complaints and concerns relating to our accounting, financial reporting, internal accounting controls or auditing matters (together, “Accounting Matters”) should be communicated to the Audit & Risk Committee of the Board. Any such communications may be made on an anonymous basis. Employee concerns or complaints may be reported to the Audit & Risk Committee through a third-party vendor, The Network, Inc., which has been retained by the Audit & Risk Committee for this purpose. The Network, Inc. may be contacted toll-free at (866) 919-3222 or via The Network, Inc.’s website at https://www.reportlineweb.com/welcome.aspx?Client=Nationstar. Outside parties, including stockholders, may bring issues regarding Accounting Matters to the attention of the Audit & Risk Committee by writing to: Audit & Risk Committee c/o Executive Vice President & General Counsel, Nationstar Mortgage Holdings Inc., 8950 Cypress Waters Boulevard, Coppell, Texas 75019.

All complaints and concerns will be reviewed under the direction of the Audit & Risk Committee and oversight by the general counsel and other appropriate persons as determined by the Audit & Risk Committee. The general counsel reports to the Audit & Risk Committee on such communications.

Criteria and Procedures for Selection of Director Nominees

Although the Board retains ultimate responsibility for nominating members for election to the Board, the Nominating & Corporate Governance Committee of the Board (the “NCG Committee”) conducts the initial screening and evaluation process. As provided in the Company’s Corporate Governance Guidelines, director nominees, including those directors eligible to stand for re-election, are selected based upon requirements of applicable laws and NYSE listing standards and among other things, the following factors:

strength of character	business experience and areas of expertise	judgment	composition of the Board	principles of diversity	time availability and dedication	conflicts of interest

In conducting the screening and evaluation of potential director nominees, the NCG Committee considers candidates recommended by directors and our management, as well as recommendations from our stockholders. To recommend a candidate for election to the Board, a stockholder must submit the information required by our Bylaws, including, among other things, the following information, to Nationstar Mortgage Holdings Inc., 8950 Cypress Waters Boulevard, Coppell, Texas 75019, Attention: Corporate Secretary, generally not less than 90 days nor more than 120 days in advance of the anniversary date of the immediately preceding annual meeting of stockholders:

•	The stockholder’s name, address and the class, series and number of shares that he or she owns;

•	Representation that the stockholder is a holder of record as of the record date and intends to appear in person or by proxy at the annual meeting;

•	The name, address and other required information of the stockholder’s nominee for director;

•	A description of any arrangement or understanding between the stockholder and the director nominee or any other person (naming such person(s)) in connection with the making of such nomination to the Board; and

•	The nominee’s consent to being named in the proxy statement as a nominee and to serving on the Board.

In considering candidates recommended by stockholders, the NCG Committee will take into consideration the needs of the Board and the qualifications of the candidate. While a stockholder may submit a director nominee pursuant to these criteria and procedures, the nomination would remain subject to the rights of FIF HE Holdings LLC (the “Initial Stockholder”) as discussed below under the caption “Certain Relationships and Related-Party Transactions—Stockholders Agreement.”

BOARD OF DIRECTORS

Our Amended and Restated Certificate of Incorporation provides that the Board shall consist of not less than three and not more than 11 directors, as may be determined from time to time by the entire Board. As of the date of this proxy statement, the Board consists of five members, four of whom are non-employee directors.

The Board is divided into three classes that are, as nearly as possible, of equal size. Each class of directors is elected for a three-year term of office, but the terms are staggered so that the term of only one class of directors expires at each annual meeting of stockholders. Our current Board is classified as follows:

Class	Term Expiration	Director

Class I	2019	Roy A. Guthrie
		Michael D. Malone

Class II	2020	Robert H. Gidel
		Brett Hawkins

Class III	2018	Jay Bray

The Board has determined that each of Messrs. Gidel, Guthrie, Hawkins and Malone satisfies our independence standards and further that each of them is independent of us and our management within the meaning of the NYSE’s listing standards.

The Amended and Restated Certificate of Incorporation does not provide for cumulative voting in the election of directors, and they are elected by a plurality of the votes present in person or by proxy entitled to vote.

Committees of the Board

The Board has three principal standing committees. Committee members consist entirely of non-employee directors, and the Board has determined that each member of these committees is “independent,” as defined under the NYSE’s listing standards.

Nominating and Corporate Governance Committee

Mike Malone, Chair

The members of the NCG Committee are Messrs. Malone, Gidel and Hawkins. Each member of our NCG Committee is independent, as defined under the rules of the NYSE. The NCG Committee met six times in 2017.

The NCG Committee’s responsibilities and purposes are to:

●   identify and recommend to the Board individuals qualified to serve as directors of the Company and on committees of the Board;

●   advise the Board as to the Board composition, procedures and committees;

●   develop and recommend to the Board a set of corporate governance guidelines and maintain and update such guidelines, as appropriate;

●   review, approve or ratify related-party transactions and other matters that may pose conflicts of interest; and

●   oversee the evaluation of the Board and the Company’s management.

A copy of the NCG Committee Charter is available on our website. For more information about the process for identifying and evaluating nominees for director, see the “Corporate Governance – Criteria and Procedures for Selection of Director Nominees” section above.

Compensation Committee

Brett Hawkins, Chair

The members of the Compensation Committee are Messrs. Hawkins, Gidel and Malone. Each member of our Compensation Committee is independent, as defined under the rules of the NYSE. The “independent” directors that are appointed to the Compensation Committee are also “non-employee” directors as defined in Rule 16b-3(b)(3) under the Exchange Act. The Compensation Committee met six times in 2017.

The Compensation Committee’s responsibilities and purposes are to:

●   oversee our compensation and employee benefit plans and practices, including our executive compensation plans, and incentive compensation and equity compensation plans;

●   review and discuss with management our compensation discussion and analysis to be included in our annual proxy statement and annual report filed with the SEC;

●   develop a succession plan for our executive officers; and

●   prepare the Compensation Committee Report as required by the rules of the SEC.

A copy of the Compensation Committee Charter is available on our website. For additional information regarding the Compensation Committee’s processes and procedures for consideration of director compensation and executive compensation see “Director Compensation” and “Compensation Discussion and Analysis,” respectively.

The Compensation Committee has delegated to the Incentive Awards Committee, which consists of Jay Bray, our Chairman, President & Chief Executive Officer, the authority to make certain awards under The Nationstar Mortgage Holdings Inc. Second Amended and Restated 2012 Incentive Compensation Plan (the “Incentive Plan”) to our employees who are not executive officers.

Compensation Advisor. The Compensation Committee has the authority, in its sole discretion, to retain and terminate compensation advisors, including approval of the terms and fees of any such arrangement. The Compensation Committee engaged Pearl Meyer to assist the Compensation Committee with its responsibilities related to our executive and Board compensation programs for 2017. Pearl Meyer does not provide other services to Nationstar. Additionally, based on (1) standards promulgated by the SEC and the NYSE to assess compensation advisor independence, which are identified in the Compensation Committee’s Charter and (2) the analysis conducted by Pearl Meyer in its independence review, the Compensation Committee concluded that Pearl Meyer is an independent and conflict-free advisor to Nationstar. For more information on the compensation advisor, see “Role of Compensation Advisor” in the Compensation Discussion and Analysis section of this proxy statement.

Compensation Committee Interlocks and Insider Participation. There is not, nor was there during 2017, any compensation committee interlock or insider participation on the Compensation Committee.

Audit & Risk Committee

Roy Guthrie, Chair

The members of the Audit & Risk Committee are Messrs. Guthrie, Gidel, and Malone. The Board has determined that (1) each is “independent”; (2) each is “financially literate”; and (3) Mr. Guthrie is an “audit committee financial expert,” as these terms are defined by the Exchange Act and the NYSE. The Audit & Risk Committee met ten times in 2017.

The Audit & Risk Committee’s responsibilities and purposes are to:

•  assist the Board in its oversight of: (i) the accounting and financial reporting process and integrity of our financial statements; (ii) the annual independent audit of our financial statements, and (iii) the engagement of the independent registered public accounting firm and the evaluation of the independent registered public accounting firm’s qualifications, independence and performance;

•  assist the Board in its oversight of the performance of our internal audit function; risk management, including cyber risk, and compliance;

•  assist the Board in its oversight of our compliance with legal and regulatory requirements;

•  determine whether to recommend to the stockholders the appointment, retention or termination of our independent registered public accounting firm;

•  pre-approve all audit, audit-related and other services, if any, to be provided by the independent registered public accounting firm;

•  prepare the Report of the Audit & Risk Committee as required by the rules of the SEC; and

•  participate in the certification process relating to the filing of certain periodic reports pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

A copy of the Audit & Risk Committee’s Charter is available on our website.

Director Compensation

In 2017, the Compensation Committee, in consultation with Pearl Meyer, reviewed the fees paid to directors and decided not to increase director fees. Independent director fees are payable in semi-annual installments, based on the following annual fees:

Independent Director	Cash Retainer	Lead Director	Audit & Risk Committee Chair	Compensation Committee Chair	NCG Committee Chair	Audit & Risk Committee Member	Compensation Committee Member	NCG Committee Member

Mr. Gidel	$125,000	—	—	—	—	$35,000	$25,000	$20,000
Mr. Guthrie	$125,000	$15,000	$50,000	—	—	$35,000	—	—
Mr. Hawkins	$125,000	—	—	$35,000	—	—	$25,000	$20,000
Mr. Malone	$125,000	—	—	—	$25,000	$35,000	$25,000	$20,000

On May 14, 2015, each of the independent directors was granted restricted stock units with a fair market value of $330,000 that vest in installments of 33.3%, 33.3% and 33.4% respectively on each of the first three anniversaries of the award. This award is intended to cover equity award grants for 2015, 2016 and 2017. The independent directors have the option to defer the date that some or all vested restricted stock units are converted into shares of common stock and delivered to the director.

The following table sets forth certain information regarding the compensation paid in 2017 to our independent directors:

Name	Fees earned or paid in cash ($)(1)	Total ($)

Robert H. Gidel	205,000	205,000
Roy A. Guthrie	217,500	217,500
Brett Hawkins	205,000	205,000
Michael D. Malone	230,000	230,000

(1)	Represents fees actually paid in 2017.

Fees to independent directors may be made by issuance of Nationstar common stock, based on the value of common stock at the date of grant, rather than in cash, provided that any such issuance does not prevent a director from being independent and the shares are granted pursuant to a stockholder approved plan. The Company may elect to settle the restricted stock units in (1) shares of Nationstar common stock, (2) an amount in cash or (3) a combination thereof. Directors who are also our employees receive no additional compensation for their services on the Board. All members of the Board are reimbursed for reasonable costs and expenses related to attending Board or committee meetings or other meetings with management and for expenses related to director education programs.

PROPOSAL 1: ELECTION OF DIRECTOR

The term of our Class III director, Jay Bray, will expire at the 2018 Annual Meeting of Stockholders. Mr. Bray has been nominated by the Board to serve as a continuing director for a new three-year term expiring at the 2021 Annual Meeting of Stockholders. Mr. Bray will continue in office until his successor has been elected and qualified, or until his earlier death, resignation or retirement.

In determining whether to nominate our Class III director for another term, the Board considered not only the designation of this director by the Initial Stockholder, but also the factors discussed above under “Corporate Governance – Criteria and Procedures for Selection of Director Nominees” and concluded that Mr. Bray possesses those talents, backgrounds, perspectives, attributes and skills that will enable him to continue to provide valuable insights to our management and play an important role in helping us achieve our goals and objectives. The age, principal occupation and certain other information for our director nominee and the continuing directors serving unexpired terms are set forth below. It is our general policy that no director having obtained the age of 70 years will stand for re-election.

Directors are elected by a plurality of the votes present in person or by proxy entitled to vote, which means that the nominee who receives the highest number of votes will be elected as director. Abstentions and broker non-votes will not have any effect on the election of a director.

The Board believes that the director nominee will be able to stand for election. If you do not wish your shares voted for the nominee, you may so indicate when you vote.

THE BOARD RECOMMENDS A VOTE FOR THE NOMINEE NAMED BELOW.

    Nominee for election at this meeting to a term expiring in 2021:

Jay Bray	BACKGROUND
Age 51

Mr. Bray has served as Nationstar’s Chairman of the Board since July 1, 2016, as President since June 2015 and as Chief Executive Officer since February 2012, prior to which he served as Nationstar’s Executive Vice President & Chief Financial Officer from May 2011 to February 2012. In addition, he has served as the President of Nationstar’s wholly-owned subsidiary, Nationstar Mortgage LLC, since July 2011, as the Chief Executive Officer of Nationstar Mortgage LLC since October 2011, as the Chief Financial Officer of Nationstar Mortgage LLC from the time he joined Nationstar in May 2000 until September 2012, as a Manager of Nationstar Mortgage LLC since October 2011, as the Executive Chairman of Xome Holdings LLC since September 2015 and as a Director of another subsidiary, Nationstar Capital Corporation, since March 2010. Mr. Bray has more than 25 years of experience in the mortgage servicing and originations industry. From 1988 to 1994, he worked with Arthur Andersen in Atlanta, Georgia, where he served as an audit manager from 1992 to 1994. From 1994 to 2000, Mr. Bray held a variety of leadership roles at Bank of America and predecessor entities, where he managed the Asset Backed Securitization process for mortgage-related products, developed and implemented a secondary execution strategy and profitability plan and managed investment banking relationships, secondary marketing operations and investor relations. Additionally, Mr. Bray led the portfolio acquisition, pricing and modeling group at Bank of America.

QUALIFICATIONS

Mr. Bray is a Certified Public Accountant in the State of Georgia. Mr. Bray’s in-depth experience and understanding of financial services and Nationstar’s business and operations qualify him to serve as a Nationstar director.

Director since 2012 (Chairman)
Committees None

Directors whose terms expire in 2019:

Roy A. Guthrie	BACKGROUND
Age 65

Mr. Guthrie has been the Chief Executive Office of Renovate America, Inc. (a privately-held corporation), which provides an energy efficiency and renewable energy home improvement financing platform, since October 2017. Mr. Guthrie was Executive Vice President of Discover Financial Services, a direct banking and payment services company, from 2005 to 2012; he previously served as Chief Financial Officer from 2005 to 2011 and as Treasurer from 2009 to 2010. Mr. Guthrie was President & Chief Executive Officer of CitiFinancial International, LTD, a consumer finance business of Citigroup Inc., from 2000 to 2004, serving on Citigroup’s Management Committee throughout this period. Mr. Guthrie was also Chief Financial Officer of Associates First Capital Corporation from 1996 to 2000, while it was a public company, and he served as a member of its board of directors from 1998 to 2000.

QUALIFICATIONS

Mr. Guthrie’s valuable expertise in financial services as well as extensive experience as an executive officer and director of public companies qualify him to serve as a Nationstar director.

OTHER PUBLIC COMPANY BOARDS

Independent Director since 2012 (Lead Director)
Committees Audit & Risk (Chairman)

	Current OneMain Holdings, Inc. Synchrony Financial	Past Five Years Garrison Capital, Inc. Lifelock, Inc.

Michael D. Malone	BACKGROUND
Age 64

Mr. Malone is the former Managing Director of Fortress Investment Group LLC, a global investment management group and an affiliate of Nationstar’s largest stockholder, FIF HE Holdings LLC, a position he held from February 2008 until February 2012, where he led the Charlotte, North Carolina office and was responsible for the business of the capital formation group in the southeast and southwest regions of the United States. Mr. Malone retired from Bank of America in November 2007, after nearly 24 years of service as Senior Executive Banker and Managing Director. Over those years Mr. Malone worked in and ran a number of investment banking businesses for the bank and its subsidiary, Banc of America Securities LLC, including real estate, gaming, lodging, leisure and the financial sponsors businesses.

QUALIFICATIONS

Mr. Malone’s extensive experience in financial services and real estate and his service on other public companies’ boards qualify him to serve as a Nationstar director.

OTHER PUBLIC COMPANY BOARDS

Independent Director since 2012
Committees NCG (Chairman) Audit & Risk Compensation

	Current New Senior Investment Group Walker & Dunlop, Inc.	Past Five Years Morgans Hotel Group Co.

Directors whose terms expire in 2020:

Robert H. Gidel	BACKGROUND
Age 66

Mr. Gidel has been a principal in Liberty Partners, LLC, a company that invests in both private and publicly-traded real estate and finance focused operating companies, since 1998. Mr. Gidel was President & Chief Executive Officer of Ginn Development Company, LLC, one of the largest privately-held developers of resort communities and private clubs in the Southeast, from 2007 until 2009.

QUALIFICATIONS

Mr. Gidel is a National Association of Corporate Directors Board Leadership Fellow and his extensive experience in real estate finance and private equity, as well as wide-ranging prior experience as a director qualify him to serve as a Nationstar director.

OTHER PUBLIC COMPANY BOARDS

DDR Corp.

Independent Director since 2012
Committees Audit & Risk Compensation NCG

Brett Hawkins	BACKGROUND
Age 55

Mr. Hawkins has spent the last 18 years as a digital media and technology entrepreneur focusing on social networking and e-commerce in the movie, music and video game industries and in advising companies in the entertainment, healthcare and charitable industries. He is the founder, Chief Executive Officer and Chairman of edm.me PBC (a privately-held corporation), a streaming music data platform. Previously, he co-founded GGL Global Gaming (a privately-held corporation), an early e-sports streaming video platform, in 2004, and served in various executive roles until 2011. He also previously served as Vice President for the Finance of DVDExpress.com, Inc. and President of its successor, Express Media Group, an early e-commerce business selling movies, music and video games from 2000 to 2004. Mr. Hawkins has also held senior management positions at UBS/Warburg Dillon Read, where from 1997 to 1999 he was a Managing Director overseeing European Principal Finance; BlackRock Capital Finance, where from 1996 to 1997 he was Director of European Acquisitions & Operations; Lehman Brothers, where from 1994 to 1996 he was an Executive Director of Lehman Brothers International Europe and from 1993 to 1994 a Senior Vice President at Lehman Brothers, Inc.; and Salomon Brothers Inc., where from 1988 to 1993 he was a Vice President of Mortgage Trading with responsibility for Whole Loan CMO Business.

QUALIFICATIONS

Mr. Hawkins is a National Association of Corporate Directors Board Leadership Fellow and his extensive experience in financial services as well as valuable knowledge of the mortgage and financial industry, digital media and technology qualify him to serve as a Nationstar director.

Independent Director since 2012
Committees Compensation (Chairman) NCG

AUDIT FUNCTION

Report of the Audit & Risk Committee

Management is responsible for our overall financial reporting process. Ernst & Young LLP is responsible for expressing opinions on the conformity of our audited consolidated financial statements with U.S. generally accepted accounting principles. The Audit & Risk Committee’s responsibility is to monitor and oversee these processes. The Audit & Risk Committee is also solely responsible for the selection and termination of our independent registered public accounting firm, including the approval of audit fees and any non-audit services provided by and fees paid to the independent registered public accounting firm.

In this context, the Audit & Risk Committee:

• has met and held discussions with management of the Company, who represented to the Audit & Risk Committee that our audited consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles;

• has reviewed and discussed the audited consolidated financial statements and discussed with the independent registered public accounting firm the matters required to be discussed by the Public Company Accounting Oversight Board Accounting Standard No. 1301 (previously No. 16) (Communications with Audit Committee);

• has received the written disclosures and the letter from the independent registered public accounting firm required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit & Risk Committee concerning independence and discussed with the independent registered public accounting firm its independence; and

• participated in the certification process relating to the filing of certain reports pursuant to the Exchange Act.

Based on the review and discussions referred to above, the Audit & Risk Committee recommended to the Board of Directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2017 for filing with the SEC.

This report was submitted by the Audit & Risk Committee and shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A promulgated by the SEC or Section 18 of the Exchange Act.

Members of the Audit & Risk Committee:
Roy A. Guthrie, Chairman Robert H. Gidel Michael D. Malone

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit & Risk Committee has appointed Ernst & Young LLP as the independent registered public accounting firm to audit our consolidated financial statements for the year ending December 31, 2018. The Board is asking stockholders to ratify this appointment. Although SEC regulations and the NYSE listing requirements require our independent registered public accounting firm to be engaged, retained and supervised by the Audit & Risk Committee, the Board considers the selection of an independent registered public accounting firm to be an important matter to stockholders and a key corporate governance issue. If the appointment of Ernst & Young LLP is not ratified, the matter of the appointment of the independent registered public accounting firm will be re-considered by the Audit & Risk Committee.

It is anticipated that a representative of Ernst & Young LLP will attend the annual meeting, will be available to respond to appropriate questions and will have an opportunity to make a statement.

THE BOARD RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

Independent Registered Public Accounting Firm Fees

The following table presents fees for professional services rendered by Ernst & Young LLP for each of the last two fiscal years:

	2017	2016
Audit Fees(1)	$5,367,250	$5,419,500
Audit-Related Fees(2)	1,495,000	1,225,700
Tax Fees(3)	41,935	—
All Other Fees(4)	1,995	1,995

Total Fees	$6,906,180	$6,647,195

(1)	These amounts consist of professional fees primarily related to the audit of our annual consolidated financial statements, including the integrated audit of internal control over financial reporting, and the reviews of the consolidated financial statements in our quarterly reports on Form 10-Q.
(2)	These amounts consist of professional fees for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not described under Audit Fees. Audit-related fees generally consist of other attest engagements under professional auditing standards, internal control-related matters, Regulation AB and other servicer compliance-related matters and audits of employee benefit plans.
(3)	This amount consists of professional fees for the performance of tax consulting services related to executive compensation arrangements.
(4)	This amount relates to the subscription to Ernst & Young LLP’s web-based accounting and auditing research library.

Audit & Risk Committee’s Pre-Approval Policies and Procedures

The Audit & Risk Committee must approve any service to be performed by our independent registered public accounting firm in advance of the service being performed. The Audit & Risk Committee approved in advance the services performed in 2017 by our independent registered public accounting firm.

EXECUTIVE OFFICERS

The following summarizes the business experience of our executive officers (ages are as of the date of the annual meeting):

Anthony L. Ebers	BACKGROUND
Age 52
Executive Vice President, Originations	Mr. Ebers has served as the Company’s Executive Vice President, Originations since July 2015. He holds the same position at Nationstar Mortgage LLC. Prior to joining the Company, Mr. Ebers served as the Division President, Originations for ServiceLink, a Black Knight company and national provider of transaction services to the mortgage and finance industries, from April 2015 to July 2015. From March 2009 to April 2015 Mr. Ebers held various leadership roles at OneWest Bank, most recently serving as EVP, Head of Mortgage Lending and Servicing. Prior to OneWest Bank, Mr. Ebers held various executive leadership roles at IndyMac Bancorp Inc., which filed for Chapter 7 bankruptcy in 2009.

INDUSTRY EXPERIENCE

Mr. Ebers has held key leadership positions in mortgage lending, servicing and real estate transaction related services for the past 25 years. Additionally, throughout his career, Mr. Ebers has been a member of the Mortgage Bankers Association (MBA) Servicing Committee and served on multiple industry advisory boards.

Amar R. Patel	BACKGROUND
Age 46
Executive Vice President & Chief Financial Officer

Mr. Patel has served as Nationstar’s Executive Vice President & Chief Financial Officer since March 2017 and served as a consultant from January 2017 to March 2017. Prior to which, Mr. Patel served as the Company’s Senior Vice President of Servicing Finance from July 2015 to September 2016 and served as Executive Vice President of Portfolio Investments from 2011 to July 2015. He also held the position of Senior Vice President at Nationstar Mortgage LLC and was its Executive Vice President of Portfolio Investments from the time he joined Nationstar in June 2006 until July 2015.

INDUSTRY EXPERIENCE Mr. Patel has over 25 years of experience in the mortgage industry.

Michael R. Rawls	BACKGROUND
Age 48
Executive Vice President, Servicing	Mr. Rawls has served as Nationstar’s Executive Vice President, Servicing since June 2015. He holds the same position at Nationstar Mortgage LLC. Prior to such time he served as the President of Champion Mortgage from 2014 to June 2015; as Nationstar’s Executive Vice President, Default from 2013 to 2014; as Nationstar’s Senior Vice President, Loss Mitigation from 2008 to 2013; and has held other key positions since joining Nationstar in 2000.

INDUSTRY EXPERIENCE Mr. Rawls has over 20 years of expertise in mortgage operations, with a concentration in loss mitigation, foreclosure, bankruptcy and real estate owned portfolios.

Anthony W. Villani	BACKGROUND
Age 61
Executive Vice President & General Counsel

Mr. Villani has served as Nationstar’s Executive Vice President and General Counsel since 2012. He also holds the same position at Nationstar Mortgage LLC, which he joined in October 2011 as an Executive Vice President. Mr. Villani also served as Nationstar’s Secretary from February to August of 2012. Prior to joining Nationstar, Mr. Villani was Vice President and Associate General Counsel of Goldman, Sachs & Co. where he served as the managing attorney for Litton Loan Servicing LP, a Goldman Sachs company, from June 2008 until September 2011.

INDUSTRY EXPERIENCE

Mr. Villani has over 30 years of experience serving as in-house counsel in the banking and mortgage industries.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis section is designed to provide an overview of the compensation program detailing the process, philosophy, and factors behind compensation decisions involving our named executive officers for 2017:

Name	Position

Jay Bray	President & Chief Executive Officer

Amar Patel	Executive Vice President & Chief Financial Officer

Anthony L. Ebers	Executive Vice President of Originations

Michael R. Rawls	Executive Vice President of Servicing

Anthony W. Villani	Executive Vice President & General Counsel

Robert D. Stiles	Former Chief Financial Officer

Executive Officer Change

On March 17, 2017, Robert D. Stiles resigned as Chief Financial Officer, and on March 20, 2017, Amar R. Patel, former Senior Vice President of Servicing Finance for the Company, was appointed as Executive Vice President & Chief Financial Officer.

Business Overview

Based in Dallas, Texas, Nationstar provides quality servicing, origination and transaction based services principally to single-family residences throughout the United States. On February 12, 2018, Nationstar entered into an Agreement and Plan of Merger (the “Merger Agreement”) with WMIH Corp., a Delaware corporation (“WMIH”), and Wand Merger Corporation, a Delaware corporation and a wholly-owned subsidiary of WMIH (“Merger Sub”). The Merger Agreement provides that, upon the terms and subject to the satisfaction or waiver of certain conditions, Merger Sub will merge with and into Nationstar (the “Merger”), with Nationstar continuing as the surviving corporation and a wholly-owned subsidiary of WMIH. The Merger is expected to close in the second half of 2018, subject to regulatory approvals and customary closing conditions.

2017 Performance Highlights

Nationstar’s financial and operating performance during 2017 was driven principally by strong operating results in our servicing segment. Our 2017 results are a reflection of our effort to continue to establish Nationstar as a leader in the residential real estate market through the delivery of servicing, origination and transaction-based services. Some notable accomplishments for 2017 include:

Consolidated

•	Adjusted pretax income of $232 million
•	Paid down over $120 million in unsecured senior notes

Servicing

•	Boarded over $175 billion UPB including $145 billion subservicing UPB without adding full-time employees
•	Achieved 4.9 basis points of adjusted Servicing profitability
•	Reduced delinquency rate, measured as loans that are 60 or more days behind in payments, to 3.4% from 4.7% and upgraded the customer experience

•	Lowered CFPB reported complaints by over 25% year-over-

year, helping to solidify our position as a preferred industry partner and lowering our costs to service

•	Provided over 75,000 solutions to our mortgage servicing customers, reflecting our continued commitment to foster and preserve homeownership

Originations

•	Achieved recapture rate of 27.4%
•	Earned revenue of $591 million
•	Funded $19.1 billion in loans
•	Launched new customer acquisition and purchase channels

Xome

•	Delivered $48 million in adjusted pretax income
•	Third-party revenues of 29.5% driven primarily by our title and close business as well as our focus on technology offerings
•	Launched “sale by owner” referral program which generated approximately 700 closings

For a reconciliation of adjusted pre-tax income to income before taxes (GAAP), please refer to “Annex A – Non-GAAP Reconciliations”.

Stockholder Feedback & Consideration of Last Year’s Say on Pay Vote

We value the views and opinions of our stockholders regarding our executive compensation program. The advisory vote on executive compensation (“Say on Pay”) allows stockholders to provide the Compensation Committee with measureable feedback on the compensation program. At the 2017 Annual Meeting of Stockholders approximately 92% of the votes cast on the proposal were in favor of our named executive officers’ compensation. Given the results of the advisory vote, the Compensation Committee decided not to make any significant changes to our executive compensation program and policies. We will always consider the input of our stockholders and remind them that they are always welcome to communicate their views as described under “Communications with the Board” in this proxy statement.

92% of votes cast were in favor of the advisory vote to approve executive compensation

Executive Compensation Philosophy & Objective

Our primary executive compensation philosophy is to attract, motivate and retain the most talented and dedicated executives and to align their annual and long-term incentives with Company performance while enhancing stockholder value. To achieve those goals we seek to maintain compensation programs that:

• Align compensation with Company and business unit goals to enhance ownership and accountability	• Provide a competitive pay opportunity that is commensurate with performance

• Drive continued achievement of Company, business unit and individual goals in the short-and long-term	• Deliver a compensation mix of fixed and at-risk compensation

True to our philosophy, 92% of our CEO’s 2017 compensation is tied to Company and individual performance. On average 83% of our named executive officers’ compensation is also tied to the Company’s and their individual performance.

Process for Setting Executive Officer Compensation

Role of Compensation Committee

The Compensation Committee administers our compensation plans, programs and policies relating to our named executive officers, including all the plans described below. The Compensation Committee conducts periodic reviews, at least annually, and monitors our overall compensation strategy to ensure that executive compensation supports our business objectives. It also conducts an annual evaluation of the Chief Executive Officer’s performance. As part of this compensation setting process, the Compensation Committee, with assistance from its compensation advisor, reviews the compensation (including base salary, annual cash incentives, long-term incentives and other benefits) of similarly-situated executive officers in our comparator group. Additionally, we, in consultation with our Initial Stockholder, make recommendations to the Compensation Committee regarding the compensation of our named executive officers. The Compensation Committee considers these recommendations but makes all compensation decisions related to our executive officers, including the Chief Executive Officer.

Role of Named Executive Officers

Other than the Chief Executive Officer and the Chief Financial Officer, our named executive officers do not, either individually or as a group, play a direct role in determining executive compensation. The Chief Executive Officer advises the Compensation Committee from time to time of his own evaluation of the job performance of the other named executive officers and, together with the Chief Financial Officer, offers for consideration recommendations as to their compensation levels. The Compensation Committee considers these recommendations but makes all compensation decisions related to our executive officers.

Role of Compensation Advisor

The Compensation Committee has the authority under its charter, in its sole discretion, to engage the services of a compensation advisor or other advisors to assist the Compensation Committee in the performance of its duties. The Compensation Committee retained Pearl Meyer to serve as the Compensation Committee’s independent compensation advisor on matters related to executive and board of director compensation. The compensation advisor regularly attended Compensation Committee meetings and reported directly to the Compensation Committee on matters relating to the compensation of our executive officers and directors. The Compensation Committee annually reviews and establishes the scope of the engagement of the compensation advisor, which is reflected in an engagement letter between the compensation advisor and the Compensation Committee.

During 2017, the Compensation Committee requested that Pearl Meyer:

•	Review our comparator group;

•	Conduct an analysis of compensation for our executive officers and directors;

•	Assess how compensation aligned with our philosophy and objectives;

•	Assist the Compensation Committee in the review of incentive plan design and related benefit programs; and

•	Provide the Compensation Committee with ongoing advice and counsel on market compensation and governance trends including their impact on our executive and director compensation programs.

Risk Considerations

In developing and reviewing the executive incentive programs, the Compensation Committee considers the business risks inherent in the design of compensation arrangements to ensure they do not induce executives to take unacceptable levels of business risk for the purpose of increasing their incentive plan awards. The Compensation Committee believes that the mix of compensation components used in the determination of our named executive officers’ compensation reflects the performance of the Company and the performance of the individual employee and does not encourage our named executive officers to take unreasonable risks relating to the business. Our named executive officers’ ownership interest in the Company aligns their interests with our long-term performance and discourages excessive risk taking. The Compensation Committee does not believe our compensation programs are reasonably likely to have a material adverse effect on the Company.

Tax Considerations

Section 162(m) of the Internal Revenue Code places a limit of $1,000,000 on the amount of compensation that we may deduct from taxable income in any given year with respect to the Chief Executive Officer and certain other of our most highly compensated executive officers. Historically, this deduction limitation did not apply to certain “performance based” compensation, and the Compensation Committee considered whether particular payments and awards to our named executive officers were deductible for federal income tax purposes, along with such other factors as was relevant in the circumstances, in establishing executive compensation programs.

The tax reform legislation passed in December 2017, generally referred to as The Tax Cuts and Jobs Act, substantially modifies Section 162(m) and, among other things, eliminates the “performance based” exception to the $1,000,000 deduction limit with respect to taxable years beginning after December 31, 2017. Effective for the fiscal year beginning January 1, 2018, compensation paid to our named executive officers (including our Chief Financial Officer), which includes the payments described in the Approved EMIP Payouts section below, will be subject to the limitations on deductibility under Section 162(m), and we will no longer be able to deduct performance based compensation to our named executive officers (including our Chief Financial Officer) who receive annual compensation in excess of $1,000,000.

Best Practice Highlights

✓	No Excise Tax Gross-up. Named executive officers are not eligible for gross-up payments.

✓	Stock Ownership Guidelines. Although we do not have formal ownerships requirements, we encourage our named executive officers to align their interests with stockholders. Ownership levels by our named executive officers of Company stock, including RSUs, meet or exceed market ownership guidelines.

✓	Anti-Hedging / Anti-Pledging. The Company’s compliance program prohibits employees and directors from hedging or margining of Nationstar common stock or in general pledging Nationstar common stock as collateral for a loan.

Compensation Peer Group

The Compensation Committee with assistance from Pearl Meyer annually assesses market conditions through a review of compensation from a group of comparator companies (the “Comparator Group”). The Compensation Committee regularly reviews the composition of the Comparator Group. In 2017, the Compensation Committee did not make any changes to the Comparator Group from the previous year, except that Stonegate Mortgage was acquired by Home Point Financial and EverBank was acquired by TIAA Financial Services. The Compensation Committee used findings from the compensation review to assess our named executive officers’ pay position, our overall program design and program leverage relative to peers. The Compensation Committee does not target any particular range of pay relative to pay of the Comparator Group. For 2017, average target total direct compensation (salary, target annual incentives and the most recent long-term incentive award) for the named executive officers was at the 41st percentile of the Comparator Group.

Compensation Peer Group

The Peer Group is comprised of companies which are similar to Nationstar in terms of revenue and market capitalization and as well as industry (financial and real estate services and data processing)

For 2017, the Peer Group consisted of the following 19 companies:

($ in millions)	Ticker (NYSE)	Market Cap ($M)(1)	Revenues ($M)(1)
Peers
Ocwen	OCN	412	1,195
PennyMac Combined Entities	PFSI	526	923
PHH	PHH	335	456
Walter Investment Management	WAC	31	996

Financial
Capital One Financial	COF	48,349	25,222
Comerica	CMA	15,006	2,061
CIT Group	CIT	6,467	1,836
First Republic Bank	FRC	14,009	2,151
Huntington Bancshares	HBAN	15,609	3,433

Real Estate Services/Real Estate Operating
Altisource Portfolio Solutions S.A.	ASPS	488	942
Realogy Holdings Corp.	RLGY	3,488	6,114
Redwood Trust Inc.	RWT	1,135	139

Data Processing
CoreLogic	CLGX	3,738	1,851
Equifax Inc.	EFX	14,162	3,362
Equinix Inc.	EQIX	35,822	4,368
Expedia Inc.	EXPE	18,174	10,060
Fidelity National Information Services Inc.	FIS	31,332	9,123
Trip Advisor, Inc.	TRIP	4,788	1,556
Zillow Group	ZG	7,745	1,077

Nationstar	NSM	$1,808	$1,650

(1)	As of December 31, 2017.

Elements of Compensation

The total compensation of our named executive officers in 2017 consisted of three principal elements:

•	Base salary;

•	Annual cash incentives; and

•	Long-term incentive awards.

The goal of the Compensation Committee is to set overall compensation at an appropriate level to be able to attract and retain top talent. In this regard, the Compensation Committee considers which different compensation elements are at-risk in setting the levels for each other element. For example, a named executive officer’s base salary is considered when determining the amount of any cash bonus or equity award. But the relationship among the elements is not strictly formulaic due to the need to evaluate the likelihood that the at-risk components of compensation will actually be paid at any particular level. The overall compensation packages of each of our named executive officers are variable from year to year and are based on their respective experience and individual performance, current market conditions, business trends and overall Company performance.

The combination of annual cash and long-term incentive awards seeks to strike the appropriate balance between the near-term focus on Company profitability and individual performance, and the long-term focus to create enhanced stockholder value.

Base Salary

Base salaries are set depending on the scope of each named executive officer’s respective responsibilities and what is necessary to recruit and retain skilled executives. Base salaries are reviewed annually in accordance with our named executive officer’s annual performance evaluation and may be modified from time to time in view of our named executive officer’s individual responsibilities, individual and company performance, and experience. Periodic base salary adjustments are intended to reward individual performance and are also intended to ensure that the individual’s base salary, in conjunction with the other compensation elements, remains competitive for the position and responsibilities.

Base salaries are intended to complement the performance-oriented components (non-equity annual incentive and long-term incentive awards) of our compensation program by assuring that our named executive officers will receive an appropriate minimum level of compensation. In general, base salary is the smallest component of the overall compensation package, representing approximately 20% of total direct compensation.

In determining base salary for 2017, the Compensation Committee considered our pay-for-performance culture, our philosophy to have low fixed and high performance-based compensation, and the performance of the given named executive officer. The Compensation Committee decided that none of our named executive officers would receive a base salary increase in 2017. The following table sets forth information regarding our named executive officers’ annual base salaries for 2017.

Name	2017 Base Salary	2016 Base Salary	$ Change
Jay Bray	$450,000	$450,000	$0
Amar Patel(1)	$375,000	N/A	N/A
Anthony L. Ebers	$450,000	$450,000	$0
Michael R. Rawls	$400,000	$400,000	$0
Anthony W. Villani	$375,000	$375,000	$0

Robert D. Stiles(1)	$400,000	$400,000	$0

(1)	On an annualized basis. Mr. Patel became our Chief Financial Officer on March 20, 2017, and Mr. Stiles resigned as Chief Financial Officer on March 17, 2017.

Annual Incentive Bonus Opportunities

In 2017, all of our named executive officers participated in our Executive Management Incentive Plan (“EMIP”). The annual bonus opportunity for each named executive officer under the EMIP is linked to Nationstar’s performance in achieving challenging financial and strategic objectives of the Company. Individual performance and its impact on financial, strategic, business unit or individual objectives may also be considered.

EMIP Overview

The EMIP is entered into pursuant to the provisions of the Company’s Incentive Plan and is an annual bonus program for our executive officers. The EMIP is designed to motivate and reward achievement of the Company’s business goals and to attract and retain highly talented individuals. Generally, bonuses under this plan are performance-based and are paid only to the extent that the performance goals are achieved. Under the EMIP, the Compensation Committee approves the maximum bonus opportunity for each of the named executive officers. The amount of the annual bonus award actually paid to each named executive officer may, in the Compensation Committee’s sole discretion, be reduced to less than the maximum bonus opportunity based on application of any objective or subjective criteria that the Compensation Committee may select at any time prior to payment of the annual bonus awards, including the corporate goals discussed below. The Compensation Committee may adjust awards in a non-uniform manner among the participants.

2017 Initial Performance Goal

For any bonus to be payable to a named executive officer for a particular year, the Company must achieve the initial performance goal specified by the Compensation Committee.

For 2017, the Compensation Committee specified that participants could only receive an annual bonus award in the event that either core operating pre-tax income or revenue growth is positive. If the Company does not achieve either positive core operating pre-tax income or positive revenue growth, then no annual bonus is payable. If either positive core operating pre-tax income or revenue growth is achieved, the maximum bonus opportunity for each named executive officer is payable, subject to adjustment by the Compensation Committee. In 2017, core operating pre-tax income was positive resulting in achievement of the initial performance goal under the EMIP. At the time the maximum bonus opportunities were set, the Compensation Committee anticipated that each named executive officer’s actual annual bonus award would be lower than the maximum payout permitted under the EMIP upon the achievement of the initial performance goal.

2017 Corporate Goals

If the initial performance goal is met, the Compensation Committee then reviews the achievement of corporate goals by each named executive officer, which were established at the beginning of the year by the Compensation Committee. The Compensation Committee believes that this dual-level performance framework appropriately emphasized Company achievement of positive core operating pretax income or revenue growth, which are important measures of operating and financial performance, while providing the necessary flexibility to focus on the achievement of additional key financial and strategic objectives of the Company. Following year end, the named executive officers are rated on the results for each corporate goal on a scale of one to five. The rating is multiplied by the weight of each corporate goal to obtain a weighted score, with five being the highest possible score. The weighted score is converted into a percentage, which is multiplied by the named executive officer’s bonus opportunity (set in terms of a percentage of base salary) and base salary to result in an annual bonus award amount. For 2017, in developing the corporate goals and their weightings that were recommended to the Compensation Committee, management considered the importance of shared goals for all the named executive officers, and analyzed the relative importance of each goal to the Company’s business strategy and the anticipated difficulty of achieving the goals in the aggregate.

The 2017 corporate goals included goals related to:

1.  Financial performance, including core operating pre-tax income, cash flow, and core functional expenses, and

2.  Strategic objectives for employee engagement, customer and compliance initiatives.

The Compensation Committee considered and provided input on goals and weightings initially proposed by management, which was incorporated into the final goals and weightings that subsequently were approved by the Compensation Committee. At the end of 2017, the Compensation Committee reviewed actual performance against the corporate goals, and the respective weightings for each goal, for each named executive officer. The achievement of the corporate goals was, on average, 3 on a scale of 1 to 5. The following table shows the 2017 corporate goals, their relative weighting for each named executive officer and levels of achievement:

Executive	Financial Targets (55%)
	Core Operating Pretax Income	Adjusted Cash-Flow	Core Functional Expenses	Servicing Core Operating Pretax Income	Servicing Treasury Cash Flow	Originations Core Operating Pretax Income	Originations Treasury Cash Flow

Weighting:

Jay Bray	30%	25%

Amar Patel	20%	15%	20%

Anthony L. Ebers	20%					20%	15%

Michael R. Rawls	20%			20%	15%

Anthony W. Villani	20%	15%	20%

Performance:

Target	$445M	$500M	$(326M)	$815M	$125M	$140M	$0

Results	$475M	$402M	$(322M)	$796M	$307M	$163M	$(73)

Rating (1-5):	5	1	3	1	5	5	1

	Strategic Initiatives (45%)

Executive	Employee Engagement	Customer	Compliance

Weighting:

Jay Bray	15%	15%	15%

Amar Patel	15%	15%	15%

Anthony L. Ebers	15%	15%	15%

Michael R. Rawls	15%	15%	15%

Anthony W. Villani	15%	15%	15%

Performance:

Target	See below	See below	See below

Results	Exceeded Target	Exceeded Target	Exceeded Target

Rating (1-5):	5	4	5

For the financial targets:

Core Operating Pre-Tax Income is a non-GAAP measure that begins with the GAAP pre-tax income of the total Company and excludes non-GAAP adjustment items, net amortization, and any changes in fair value. Servicing core-operating pre-tax income begins with GAAP pre-tax income for the segment and excludes non-GAAP adjustment items, net amortization, MSR financing structure payments and any changes in fair value. Originations core-operating pre-tax income begins with GAAP pre-tax income for the segment and excludes any non-GAAP adjustment items.

Adjusted Cash Flow is a non-GAAP measure that begins with GAAP pre-tax income and makes adjustments for cash and non-cash items, including changes in the fair value of mortgage servicing rights, value of capitalized servicing retained, depreciation and amortization, stock-based compensation and cash taxes.

Segment Treasury Cash Flow, is a non-GAAP measure that begins with segment operating cash flow and adjusts for working capital changes.

Core Functional Expenses is a non-GAAP measure that begins with pre-allocation corporate functional expenses and excludes brand expenses and any non-GAAP adjustment items.

For the strategic initiatives:

Employee Engagement, (i) 70% weighting on an ~50 question survey, covering multiple engagement topics with a target of an overall score of 3.70 to 3.76 (actual results were a 3.97 overall score) and (ii) 30% weighting on annual voluntary turnover rate with a target of 21-23% turnover rate (actual results were a 16.5% turnover rate).

Customer, (1) 50% weighting was given to reducing our customer complaint rate with a target complaint rate of 0.45 to 0.49 per 1,000 loans serviced (actual results were a complaint rate of .32) and (2) 50% weighting was given to JD Powers Survey results with (a) 25% of the weighting given for improving our annual ratings in our originations and servicing segments with a target of improving our ranking by 1 (actual results were same ranking for originations and improved servicing ranking by 1) and (b) 75% of the weighting for achieving a quarterly ratings’ goal for our originations and servicing segments with a target of 2 out of 4 (actual results were 4 out of 4).

Compliance, (1) 70% weighting was given to examination issue resolution with the target of no repeat findings and issue resolution at a 85% or greater validation rate by internal audit (actual results were no repeat findings and 100% validation rate), (2) 30% weighting was given to internal audit ratings with a target of no repeat findings and internal audit identified issues resolved at 85% or greater validation rate (actual results were no repeat findings and a validation rate of 80%).

Approved EMIP Payouts

Having achieved the Initial Performance Goal, in determining the amount payable to each named executive officer, the Compensation Committee may, in its sole discretion, adjust the amount of any bonus otherwise payable to any participant based on a participant’s individual performance or any other objective or subjective factor that the Compensation Committee deems relevant. Following the completion of 2017, our Chief Executive Officer, in consultation with our Initial Stockholder, considered achievement under the 2017 corporate goals, including the cash flow rating, the Company’s overall performance, including stock performance, and the individual performance of each participant and recommend to the Compensation Committee bonus amounts for each named executive officer, with certain officer’s receiving a lower recommended amount than their calculated bonus. After consideration of the Company’s pay-for-performance culture and the Chief Executive Officer’s recommendation, the Compensation Committee approved the bonus amounts as recommended. The following table shows for each named executive officer the: (1) maximum bonus amount payable, (2) calculated bonus based on the achievement of the corporate goals and (3) final 2017 bonus amount approved by the Compensation Committee and paid to the named executive officer.

EMIP PAYOUTS
Executive	Maximum Bonus Payable ($)	Calculated Bonus ($)	Approved Bonus ($)

Jay Bray	6,900,000	4,830,000	4,250,000

Amar Patel	1,500,000	1,050,000	1,050,000

Anthony L. Ebers	2,500,000	2,000,000	1,750,000

Michael R. Rawls	1,500,000	1,200,000	1,050,000

Anthony W. Villani	1,200,000	840,000	840,000

Long-Term Incentive Awards

Incentive Plan

The Incentive Plan enables us to offer certain key employees, consultants and non-employee directors equity- and cash-based awards. It enhances our ability to attract, retain and reward these individuals, while strengthening the mutuality of interests between those individuals and our stockholders. Time-based awards of restricted stock units are granted to retain key talent and establish a common interest of the key executives with our stockholders through stock ownership. Each restricted stock unit is equivalent in value to one share of our common stock and generally vests in installments of 33.3%, 33.3% and 33.4% respectively on each of the first three anniversaries of the award, provided the participant remains continuously employed with us during that time. In addition, upon death, disability or a change in control of the Company, the unvested restricted stock units will vest. We believe that the time-based vesting requirements provide a strong retention mechanism. The ultimate value of the award, however, depends on the market value of Nationstar common stock on the vesting date, and accordingly time-based equity awards effectively align the interests of the participants with our stockholders. It is expected that time-based equity awards will continue to play a significant part of our compensation programs for named executive officers.

The Board, upon the recommendation of our Compensation Committee, grants equity awards to our executive officers at its regularly-scheduled meeting during the first quarter of each year, which is scheduled more than a year in advance. The grant date of these awards is the first business day of the following month. Except as noted below, in February 2017, upon recommendation of the Compensation Committee, the Board approved awards of restricted stock units as follows:

Name & Principal Position	Units

Jay Bray President & Chief Executive Officer	54,675

Amar Patel Executive Vice President & Chief Financial Officer	31,447

Anthony L. Ebers Executive Vice President of Originations	27,338

Michael R. Rawls Executive Vice President of Servicing	27,338

Anthony W. Villani Executive Vice President & General Counsel	20,504

Robert D. Stiles Former Chief Financial Officer	16,403

With the exception of the award granted to Mr. Patel, which was granted on April 1, 2017 as sign-on equity, the foregoing awards were granted on March 1, 2017; all awards vest in installments of 33.3%, 33.3% and 33.4% respectively on each of the first three anniversaries of the grant date of the awards.

Other Compensation Components

All of our named executive officers are eligible to participate in our employee benefit plans, including medical, dental, life insurance and 401(k) plans. These plans are available to all employees and do not discriminate in favor of our named executive officers. While we do not view perquisites as a significant element of our compensation structure, we believe that limited perquisites facilitate the attraction and retention of superior management talent. The value of these benefits to our named executive officers is set forth in the Summary Compensation Table under the column “All Other Compensation.” For 2017, these perquisites primarily related to contributions to a named executive officer’s 401(k) plan account.

Employment Agreements & Offer Letters

We have not entered into employment agreements with our named executive officers. We do enter into offer letters with named executive officers upon their hire or promotion. In 2017, the following offer letters were in effect. In February 2018, the severance provisions in the offer letters were superseded by the severance provision contained in the Severance Pay Agreements described below.

Mr. Ebers. In connection with Mr. Ebers joining the Company as Executive Vice President, Originations, Mr. Ebers received an offer letter outlining the conditions of his employment with us. The offer letter provides that upon termination of Mr. Ebers’ employment as Executive Vice President, Originations by us without cause, Mr. Ebers will receive severance benefits of (1) 12 months base salary plus a pro rata portion of his target bonus amount and (2) continuation of medical benefits for up to 12 months. Mr. Ebers is also subject to non-competition and non-solicitation provisions for the 12-month period immediately following the date of termination of his employment with us.

Mr. Rawls. In connection with Mr. Rawls assuming the position of Executive Vice President, Servicing, Mr. Rawls received an offer letter outlining the conditions of his employment with us. The offer letter provides that upon termination of Mr. Rawls’ employment as Executive Vice President, Servicing by us without cause, Mr. Rawls will receive severance benefits of (1) 12 months base salary plus a pro rata portion of his target bonus amount and (2) continuation of medical benefits for up to 12 months. Mr. Rawls is also subject to non-competition and non-solicitation provisions for the 12-month period immediately following the date of termination of his employment with us.

Additional Actions Taken After 2017

Severance Pay Agreements

On February 12, 2018, in connection with the Merger with WMIH, the Company entered into Severance Pay Agreements with our named executive officers. These agreements provide for certain payments and benefits upon a termination of the executive’s employment by the Company without Cause or by the executive for Good Reason (as both capitalized terms are defined therein) that occurs within 12 months following the effective time of a change in control, subject to the execution of a release of claims against the Company and compliance with restrictive covenants. These payments and benefits include (i) cash severance equal to the sum of (a) 12 months base salary (18 months, in the case of Mr. Bray) plus (b) 100% of the executive’s annual bonus for the prior year, paid in installments over the 12 months following termination and (ii) continuation of medical coverage at active employee rates for 12 months after the termination date or, if earlier, until the executive becomes eligible for another medical benefits program. The Severance Pay Agreements include restrictive covenants requiring the executive to maintain the confidentiality of company information at any time (including after his employment ends), and, for one (1) year following any termination of employment, comply with provisions regarding non-competition (18 months, in the case of Mr. Bray), customer and client noninterference and non-solicitation and employee non-solicitation.

Retention Agreements

On February 12, 2018, in connection with the Merger with WMIH, the Company entered into Retention Bonus Agreements with our named executive officers. The Retention Bonus Agreements with the named executive officers each provide for the potential to receive cash bonus payments (the “Retention Amount”) in connection with a change in control transaction in amounts based on a percentage of the final transaction value. No bonuses are payable if a minimum transaction value is not achieved, and the percentages of transaction value paid varies if threshold, target or maximum transaction values are achieved. The Retention Amounts will be paid (i) 50% at the effective time of the change in control transaction and (ii) 50% on the six-month anniversary of the effective time of the change in control transaction. Receipt of payment is subject to the executive’s employment with the Company on each payment date, provided, that if the executive’s employment is terminated by the Company without Cause or by the executive for Good Reason (as both capitalized terms are defined in the Retention Agreement) prior to the payment date, the executive will remain eligible for receipt of any unpaid Retention Amount subject to the execution of a release of claims against the Company. The agreements also include restrictive covenants requiring the executive to maintain the confidentiality of Company information. The agreements will terminate without any payment due if a change in control is not consummated on or before December 31, 2019. The potential bonus amounts payable will vary based on the total transaction value. While the actual Retention Amounts will not be determined until the effective time of the change of control transaction, at the target transaction value, 0.4% of the transaction value would be payable to all employees covered by the Retention Bonus Agreement, with 35% payable to Mr. Bray, 14% to Messrs. Ebers and Patel, 12% to Mr. Rawls and 7% to Mr. Villani.

Additional information regarding the severance payments, including a quantification of benefits that would have been received by our named executive officers if termination of their employment occurred on December 31, 2017, is listed in the “Potential Payments Upon Termination or Change of Control” table below.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board has reviewed and discussed the above “Compensation Discussion and Analysis” with the Company’s management. Based on this review and discussion, the Compensation Committee recommended to the Board that the “Compensation Discussion and Analysis” be included in the Company’s 2018 Proxy Statement and the Company’s Annual Report on Form 10-K for the year ended December 31, 2017

This report was submitted by the Compensation Committee and shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A promulgated by the SEC or Section18 of the Exchange Act.

Members of the Compensation Committee:

Brett Hawkins, Chairman Robert H. Gidel Michael D. Malone

HISTORICAL EXECUTIVE COMPENSATION INFORMATION

Summary Compensation Table

The following table sets forth the annual compensation for our named executive officers serving at the end of 2017.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)

Jay Bray President & Chief Executive Officer	2017	450,000		1,000,006	4,250,000(2)	10,679(3)	5,710,685
	2016	450,000	—	800,005	4,100,000(4)	10,385	5,360,390
	2015	450,000	—	1,050,222	2,400,000(5)	13,439	3,913,661

Amar Patel Executive Vice President & Chief Financial Officer	2017	288,462(6)	—	500,007	1,050,000(2)	4,201	1,842,670

Anthony L. Ebers Executive Vice President of Originations	2017	450,000	—	500,012	1,750,000(2)	8,017	2,708,029
	2016	450,000	—	450,003	1,900,000(4)	6,541	2,806,544
	2015	190,385(6)	1,000,000(7)	1,500,401	1,750,000(5)	529,017	4,969,803

Michael R. Rawls	2017	400,000	—	500,012	1,050,000(2)	8,325	1,958,337
Executive Vice President of Servicing	2016	383,654(6)	—	500,003	1,100,000(4)	8,402	1,992,059

Anthony W. Villani Executive Vice President & General Counsel	2017	375,000	—	375,018	840,000(2)	11,075(3)	1,601,093
	2016	375,000	—	375,008	900,000(4)	10,834	1,660,842
	2015	375,000	—	350,092	850,000(5)	10,925	1,586,017

Robert D. Stiles Former Chief Financial Officer	2017	92,308(6)	—	300,011	—	13,144(3)	405,463
	2016	400,000	—	650,004	1,420,000(4)	10,708	2,480,712
	2015	400,000	—	650,125	1,500,000(5)	10,708	2,560,833

(1)	Represents the aggregate grant date fair value, as computed in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718, Compensation—Stock Compensation excluding the effect of estimated forfeitures during the applicable vesting periods, of equity awards granted to our named executive officers, and are based, in part, on individual performance in the previous year. Information with respect to vesting of these awards is disclosed in the Grant of Plan Based Awards table and the accompanying notes.
(2)	These amounts were paid in the first quarter of 2018 but represent awards with respect to the Company’s and individual performance in 2017.
(3)	Represents for 2017 (1) a contribution to Mr. Bray’s 401(k) Plan account of $10,679, (2) for Mr. Villani, a telephone allowance of $325 and a contribution to his 401(k) Plan account of $10,750 and (3) for Mr. Stiles, a telephone allowance of $75, a contribution to his 401(k) Plan account of $3,461 and $9,608 for unused vacation balance paid upon his termination.
(4)	These amounts were paid in the first quarter of 2017 but represent awards with respect to the Company’s and individual performance in 2016.
(5)	These amounts were paid in the first quarter of 2016 but represent awards with respect to the Company’s and individual performance in 2015.
(6)	Represents actual salary paid in (1) 2015 for Mr. Ebers, (2) 2016 for Mr. Rawls and (3) 2017 for Messrs. Stiles and Patel.
(7)	Represents sign-on bonus awarded in conjunction with Mr. Ebers commencing employment with Nationstar.

Pay Ratio

Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, the SEC adopted a rule requiring annual disclosure of the ratio of the median employee’s annual total compensation to the annual total compensation of our Chief Executive Officer. The compensation for our Chief Executive Officer in 2017 was approximately 90 times the median pay of our employees.

Median employee total annual compensation	$63,647

CEO total annual compensation	$5,710,685

Ratio of CEO to median employee compensation	90 to 1

We identified the median employee by examining the 2017 W2 Box 3 social security reportable wages and foreign equivalent taxable income amounts for all individuals, excluding our Chief Executive officer, who were employed by us on December 31, 2017. We included all employees, whether employed on a full-time, part-time, or seasonal basis. Our employee population as of December 31, 2017 consisted of 7,600 individuals. We did not make any assumptions, adjustments, or estimates with respect to compensation, and we did not annualize the compensation for any full-time employees that were not employed by us for all of 2017. With respect to the annual total compensation of our Chief Executive Officer, we used the amount reported in the “Total” column of our Summary Compensation Table above.

This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described above. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. Therefore, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

Grants of Plan Based Awards for 2017

The following table sets forth, for each of our named executive officers, the grants of awards under any plan during the year 2017, as described in further detail in the sections titled “Annual Incentives” and “Long-Term Incentive Awards.”

Name	Grant Date	Date of Compensation Committee Approval	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	Grant Date Fair Value of Stock Awards ($)(3)(4)
			Threshold ($)	Target ($)	Maximum ($)

Jay Bray

EMIP	—	—	—	4,100,000	6,900,000	—	—

Incentive Plan	3/1/2017	2/27/2017	—	—	—	54,675	1,000,006

Amar Patel

EMIP	—	—	—	900,000	1,500,000	—	—

Incentive Plan	4/1/2017	3/22/2017		—	—	31,447	500,007

Anthony L. Ebers

EMIP	—	—	—	2,000,000	2,500,000	—	—

Incentive Plan	3/1/2017	2/27/2017		—	—	27,338	500,012

Michael R. Rawls

EMIP	—	—	—	900,000	1,500,000	—	—

Incentive Plan	3/1/2017	2/27/2017		—	—	27,338	500,012

Anthony W. Villani

EMIP	—	—	—	675,000	1,200,000	—	—

Incentive Plan	3/1/2017	2/27/2017	—	—	—	20,504	375,018

Robert D. Stiles

EMIP	—	—	—	—	—	—	—

Incentive Plan	3/1/2017	2/27/2017		—	—	16,403	300,011

(1)	The amounts reported in the Estimated Future Payouts Under Non-Equity Incentive Plan Awards column represent the potential payouts of awards under the EMIP subject to the achievement of certain performance measures. The actual amount of the awards made to our named executive officers is included in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.
(2)	Represents awards of time-based restricted stock units to Messrs. Bray, Patel, Ebers, Rawls, Villani and Stiles under the Company’s Incentive Plan which vest 33.3%, 33.3% and 33.4% on the first, second and third anniversaries of the grant date.
(3)	Represents the aggregate grant date fair value, as computed in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718, Compensation—Stock Compensation excluding the effect of estimated forfeitures during the applicable vesting periods, of awards of restricted stock units granted to our named executive officers. With the exception of Mr. Patel’s award, each of the awards was valued at $18.29 per share; Mr. Patel’s award was valued at $15.90 per share. The value of each award was determined by the average of the high and low of the last trading date prior to the grant date.
(4)	No dividends will be paid on vested or unvested equity awards.

Outstanding Equity Awards at Year End

The following table sets forth, for each of our named executive officers the outstanding equity awards as of December 31, 2017, as described in greater detail in the in the section “Long-Term Incentive Awards.”

	Stock Awards

Name	Number of Shares or Units of Stock that Have Not Vested (#)		Market Value(1) of Shares or Units of Stock that Have Not Vested ($)

Jay Bray	13,272	(2)	245,532
	45,068	(3)	833,758
	54,675	(4)	1,011,488

Amar Patel	31,447	(5)	581,770

Anthony L. Ebers	26,238	(6)	485,403
	25,351	(7)	468,994
	27,338	(8)	505,753

Michael R. Rawls	3,458	(9)	63,973
	3,001	(10)	55,519
	28,168	(11)	521,108
	27,338	(12)	505,753

Anthony W. Villani	4,425	(13)	81,862
	21,126	(14)	390,831
	20,504	(15)	379,324

(1)	Based on the closing market price of Nationstar common stock on December 29, 2017, which was $18.50.
(2)	This award of restricted stock is subject to vesting. 13,272 shares vested on March 2, 2018.
(3)	This award of restricted stock units is subject to vesting. 22,500 shares vested on March 1, 2018 and 22,568 shares will vest on March 1, 2019.
(4)	This award of restricted stock units is subject to vesting. 18,206 units vested on March 1, 2018; 18,207 units will vest on March 1, 2019 and 18,262 units will vest on March 1, 2020.
(5)	This award of restricted stock units is subject to vesting. 10,471 units vested on April 1, 2018; 10,472 units will vest on April 1, 2019 and 10,504 units will vest on April 1, 2020.
(6)	This award of restricted stock is subject to vesting. 26,238 shares will vest on August 1, 2018.
(7)	This award of restricted stock units is subject to vesting. 12,656 units vested on March 1, 2018 and 12,695 units will vest on March 1, 2019.
(8)	This award of restricted stock units is subject to vesting. 9,103 units vested on March 1, 2018; 9,104 units will vest on March 1, 2019 and 9,131 units will vest on March 1, 2020.
(9)	This award of restricted stock units is subject to vesting. 3,458 units vested on March 2, 2018.
(10)	This award of restricted stock is subject to vesting. 3,001 shares will vest on July 1, 2018.
(11)	This award of restricted stock units is subject to vesting. 14,063 units vested on March 1, 2018 and 14,105 units will vest on March 1, 2019.
(12)	This award of restricted stock units is subject to vesting. 9,103 units vested on March 1, 2018; 9,104 units will vest on March 1, 2019 and 9,131 units will vest on March 1, 2020.
(13)	This award of restricted stock is subject to vesting. 4,425 shares vested on March 2, 2018.
(14)	This award of restricted stock units is subject to vesting. 10,547 shares vested on March 1, 2018 and 10,579 shares will vest on March 1, 2019.
(15)	This award of restricted stock units is subject to vesting. 6,827 units vested on March 1, 2018; 6,828 units will vest on March 1, 2019 and 6,849 units will vest on March 1, 2020.

Equity Compensation Plan Information

The following table sets forth information as of December 31, 2017, with respect to shares of common stock that may be issued under our Incentive Plan.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants, and Rights(1)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans

Equity Compensation Plans approved by stockholders	—	—	5,259,285

Equity Compensation Plans not approved by stockholders	—	—	—

Total	—	—	5,259,285

(1)	While the Incentive Plan does provide for the issuance of options and other equity-based awards, as of December 31, 2017, the Compensation Committee has elected only to issue cash, common stock, restricted stock awards, restricted stock units and stock appreciation rights under this plan.

Stock Vested for 2017

The following table provides information on the vesting of shares of Nationstar common stock for our named executive officers in 2017.

	Stock Awards

Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

Jay Bray	49,091	903,313

Amar Patel	—	—

Anthony L. Ebers	38,815	699,921

Michael R. Rawls	26,313	480,591

Anthony W. Villani	20,337	373,879

Robert D. Stiles	54,913	1,009,945

Potential Payments upon Termination or Change of Control

The following table sets forth the value of benefits that would have been payable to our named executive officers assuming a termination of employment or change of control on December 31, 2017, given their compensation levels and, where applicable, Nationstar’s closing stock price on that date. The amounts shown in the table do not include payments and benefits, such as accrued salary and accrued vacation, to the extent that they are provided on a non-discriminatory basis to salaried employees generally upon termination of employment. If the termination of employment was due to disability, all salaried employees, including our named executive officers, are entitled to receive a monthly long-term benefit of up to $25,000, which would begin six months following the determination of disability and continue until the person reaches the age of 65 years. The actual amounts to be paid can only be determined at the time of a named executive officer’s separation from the Company or a change in control and include the accelerated vesting of previously awarded but unvested equity awards. The table does not include Mr. Stiles, who resigned from the Company effective March 17, 2017. Mr. Stiles did not receive any termination payments in connection with his resignation.

Name	Death ($)	Disability ($)	Termination Without Cause ($)	After Change in Control ($)

Jay Bray

Salary	—	—	—	—

Annual Bonus	—	—	—	—

Accelerated Vesting of Equity Awards	2,090,778 (1)	2,090,778 (1)	—	2,090,778 (1)

Medical Coverage	—	—	—	—

Life Insurance	500,000 (2)	—	—	—

Total	2,590,778	2,090,778	—	2,090,778

Amar Patel

Salary	—	—	—	—

Annual Bonus	—	—	—	—

Accelerated Vesting of Equity Awards	581,770 (1)	581,770 (1)	—	581,770 (1)

Medical Coverage	—	—	—	—

Life Insurance	500,000 (2)	—	—	—

Total	1,081,770	581,770	—	581,770

Anthony L. Ebers

Salary	—	—	450,000 (3)	—

Annual Bonus	—	—	2,000,000 (4)	—

Accelerated Vesting of Equity Awards	1,460,150 (1)	1,460,150 (1)	—	1,460,150 (1)

Medical Coverage	—	—	14,271 (5)	—

Life Insurance	500,000 (2)	—	—	—

Total	1,960,150	1,460,150	2,464,271	1,460,150

Michael R. Rawls

Salary	—	—	400,000 (3)	—

Annual Bonus	—	—	900,000 (4)	—

Accelerated Vesting of Equity Awards	1,146,353 (1)	1,146,353 (1)	—	1,146,353 (1)

Medical Coverage	—	—	14,271 (5)	—

Life Insurance	500,000 (2)	—	—	—

Total	1,646,353	1,146,353	1,314,271	1,146,353

Anthony W. Villani

Salary	—	—	—	—

Annual Bonus	—	—	—	—

Accelerated Vesting of Equity Awards	852,018 (1)	852,018 (1)	—	852,018 (1)

Medical Coverage	—	—	—	—

Life Insurance	500,000 (2)	—	—	—

Total	1,352,018	852,018	—	852,018

(1)	Pursuant to the award agreements granting each of Messrs. Bray, Patel, Ebers, Rawls and Villani equity awards, in the event our named executive officer’s employment terminates as a result of his death or disability or in the event of a change in control, all unvested equity awards shall immediately vest. This is based on the closing market price of $18.50 on December 29, 2017.
(2)	All salaried employees are entitled to a death benefit of two times their annual salary up to $500,000. These payments would be made pursuant to insurance policies maintained by us.

(3)	Represents an amount equal to his base salary as of December 31, 2017. Pursuant to the, (1) offer letter with Mr. Ebers and (2) offer letter with Mr. Rawls, upon a termination without cause, the executive is entitled to twelve months of base salary. Each offer letter is described further in the section entitled “Severance Benefits.” The severance provisions in the offer letters were superseded by the severance provision contained in the Severance Pay Agreements described above.
(4)	Represents a bonus payment if termination had occurred during 2017. Upon a termination without cause, pursuant to the offer letters with Mr. Ebers and Mr. Rawls, each executive is entitled to a pro-rata bonus payment, at target, for the portion of the year he was employed by us. Each offer letter is described further in the section entitled “Severance Benefits.” The severance provisions in the offer letters were superseded by the severance provision contained in the Severance Pay Agreements described above.
(5)	Pursuant to the offer letters with Mr. Ebers and Mr. Rawls, each executive is entitled up to 12 months of continued coverage under our medical plan in the event of termination without cause. Each offer letter is described further in the section entitled “Severance Benefits.” The severance provisions in the offer letters were superseded by the severance provision contained in the Severance Pay Agreements described above.

CERTAIN RELATIONSHIPS AND RELATED-PARTY TRANSACTIONS

Stockholders Agreement

General

On February 17, 2012, we entered into a Stockholders Agreement with the Initial Stockholder. The Stockholders Agreement provides that, for so long as it is in effect, we and the Initial Stockholder shall take all reasonable actions (including voting or causing to be voted all of the securities entitled to vote generally in the election of our directors held of record or beneficially owned by the Initial Stockholder, and, with respect to us, including in the slate of nominees recommended by the Board those individuals designated by the Initial Stockholder) to elect to the Board, and to cause to continue in office, not more than six directors (or such other number as the Initial Stockholder may agree in writing), of whom, at any given time:

•	a number of directors equal to a majority of the Board shall be individuals designated by the Initial Stockholder, for so long as the Initial Stockholder, certain other affiliates of Fortress and permitted transferees (collectively, the “Fortress Stockholders”) beneficially own at least 40% of Nationstar common stock, provided that if the Board consists of more than six directors, then the Initial Stockholder shall have the right to designate a number of directors equal to a majority of the Board plus one director;

•	at least three directors shall be individuals designated by the Initial Stockholder, for so long as the Fortress Stockholders beneficially own less than 40% but at least 20% of Nationstar common stock, provided that if the Board consists of more than six directors, then the Initial Stockholder shall have the right to designate a number of directors equal to a majority of the Board minus one director;

•	at least two directors shall be individuals designated by the Initial Stockholder for so long as the Fortress Stockholders beneficially own less than 20% but at least 10% of Nationstar common stock, provided that if the Board consists of more than six directors, then the Initial Stockholder shall have the right to designate a number of directors (rounded up to the nearest whole number) that would be required to maintain the Initial Stockholder’s proportional representation on the Board; and

•	at least one director shall be an individual designated by the Initial Stockholder for so long as the Fortress Stockholders beneficially own less than 10% but at least 5% of Nationstar common stock, provided that if the Board consists of more than six directors, then the Initial Stockholder shall have the right to designate a number of directors (rounded up to the nearest whole number) that would be required to maintain the Initial Stockholder’s proportional representation on the Board.

Since the Initial Stockholder held beneficial ownership of more than 40% of the Nationstar common stock outstanding and entitled to vote as of March 19, 2018, it continues to have the right pursuant to the Stockholder Agreement to designate a majority of the Board. Accordingly, the Initial Stockholder has the right to designate three of the five directors for our Board. As of the date of this proxy statement, the Initial Stockholder had, in fact, designated all of our currently serving directors for our Board, including the director standing for re-election at this year’s annual meeting.

Registration Rights

Demand Rights. Under the Stockholders Agreement, the Fortress Stockholders have, for so long as the Fortress Stockholders beneficially own an amount of Nationstar common stock equal to or greater than 1% of Nationstar common stock issued and outstanding immediately after the consummation of the initial public offering (a “Registrable Amount”), “demand” registration rights that allow the Fortress Stockholders, at any time after 180 days following the consummation of the initial public offering, to request that Nationstar register under the Securities Act of 1933, as amended, an amount equal to or greater than a Registrable Amount. The Fortress Stockholders are entitled to unlimited demand registrations so long as such persons, together, beneficially own a Registrable Amount. Nationstar is also not required to effect any demand registration within three months of a “firm commitment” underwritten offering to which the requestor held

“piggyback” rights, described below, and which included at least 50% of the shares of common stock requested by the requestor to be included. Nationstar is not obligated to grant a request for a demand registration within three months of any other demand registration.

Piggyback Rights. For so long as the Fortress Stockholders beneficially own an amount of Nationstar common stock equal to or greater than 1% of Nationstar common stock issued and outstanding immediately after the consummation of the initial public offering, such Fortress Stockholders also have “piggyback” registration rights that allow them to include the common stock that they own in any public offering of equity securities initiated by Nationstar (other than those public offerings pursuant to registration statements on Forms S-4 or S-8 or pursuant to an employee benefit plan arrangement) or by any other Nationstar stockholders that have registration rights. The “piggyback” registration rights of the Fortress Stockholders are subject to proportional cutbacks based on the manner of the offering and the identity of the party initiating such offering.

Shelf Registration. Under the Stockholders Agreement, the Initial Stockholder or any of its respective permitted transferees, for so long as it beneficially owns a Registrable Amount, has the right to request a shelf registration on Form S-3 providing for offerings of Nationstar common stock to be made on a continuous basis until all shares covered by such registration have been sold, subject to Nationstar’s right to suspend the use of the shelf registration prospectuses for a reasonable period of time (not exceeding 60 days in succession or 90 days in the aggregate in any 12 month period) if Nationstar determines that certain disclosures required by the shelf registration statements would be detrimental to it or its stockholders. In addition, the Initial Stockholder may elect to participate in such shelf registrations within ten days after notice of the registration is given.

Indemnification; Expenses; Lock-ups. Under the Stockholders Agreement, Nationstar has agreed to indemnify the applicable selling stockholder and its officers, directors, employees, managers, members partners, agents and controlling persons against any losses or damages resulting from any untrue statement or omission of material fact in any registration statement or prospectus pursuant to which it sells shares of Nationstar common stock, unless such liability arose from the applicable selling stockholder’s misstatement or omission, and the applicable selling stockholder has agreed to indemnify Nationstar against all losses caused by its misstatements or omissions. Nationstar will pay all registration expenses incidental to Nationstar’s performance under the Stockholders Agreement, and the applicable selling stockholder will pay its portion of all underwriting discounts, commissions and transfer taxes, if any, relating to the sale of its shares of common stock under the Stockholders Agreement. Nationstar has agreed to enter into, and to cause its officers and directors to enter into, lock-up agreements in connection with any exercise of registration rights by the Fortress Stockholders.

Letter Agreement

On February 12, 2018, concurrently with the execution of the Merger Agreement, we entered into a letter agreement with the Initial Stockholder pursuant to which the Initial Stockholder agreed (i) to elect to receive cash consideration in the Merger with respect to no less than 50% of its shares in Nationstar and (ii) in general, prior to the special meeting to approve the Merger, that it would not deliver to Nationstar any demand or shelf notice pursuant to the Stockholders Agreement described above.

Related-Party Transaction Policy

The Board recognizes the importance of avoiding conflicts of interest between us and our employees, directors and affiliates of our employees and directors, and any person who is the beneficial owner or more than 5% of Nationstar voting securities (each, a “related party”). Our Code of Business Conduct and Ethics requires directors and executive officers, including their affiliates, to avoid any activity, interest or relationship that would create, or might appear to others to create, a conflict of interest with us. Accordingly, our Board has adopted a written policy regarding the approval of any related-party transaction, which is any transaction or series of transactions involving us or any of our consolidated subsidiaries and a related party where the aggregate amount involved will or may be expected to exceed $120,000. In addition, under our policy, the provision of mortgage origination and mortgage servicing to our directors, executive offices and their immediate family members is not considered a related-party transaction, provided that the transaction is (1) on substantially the same terms for comparable services provided to non-affiliates or (2) pursuant to company policy or programs.

Pursuant to this policy and our related procedures, directors (including director nominees), executive officers and employees are required to report to our legal department any related-party transactions or circumstances that may create or appear to create a conflict between the personal interests of the individual and the interests of the Company. These transactions are then reported to the NCG Committee. The disinterested members of the NCG Committee who do not have material direct or indirect interests evaluates each related-party transaction to determine if the transaction is fair, reasonable and within Company policy and whether it should be ratified and approved. Additionally, the NCG Committee may determine that the Board should approve or ratify any related-party transaction. If the chairman of the NCG Committee determines that it is not practicable or desirable for the Company to wait until the next regularly-scheduled meeting of the NCG Committee, the chairman may approve or ratify related-party transactions and report to the full NCG Committee at its next regularly-scheduled committee meeting any approvals or ratifications made by the chairman. In addition, we also make inquiries of management personnel and, as appropriate, third parties and other resources for purposes of identifying related-party transactions. The NCG Committee considers various factors, including the benefit of the transaction to the Company, the terms of the transaction and whether they are at arm’s-length and in the ordinary course of the Company’s business, the direct or indirect nature of the related-person’s interest in the transaction, the size and expected term of the transaction, and other facts and circumstances that bear on the materiality of the related-party transaction under applicable law and listing standards.

Related-Party Transactions

Since the beginning of our last fiscal year, there were no related-party transactions that would require disclosure under the SEC rules.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows, as of March 19, 2018, the beneficial ownership of shares of Nationstar common stock by: (1) each director, including the nominee for re-election at the 2018 Annual Meeting of Stockholders; (2) the five most highly compensated executive officers serving during the 2017 year; (3) all of our directors and executive officers as a group; and (4) each stockholder known to us to beneficially own more than 5% of Nationstar common stock. Beneficial ownership means that the individual has or shares voting power or investment power with respect to the shares of Nationstar common stock or the individual has the right to acquire the shares within 60 days of March 19, 2018.

Name	Shares beneficially owned		% of shares outstanding
Named Executive Officers and Directors
Jay Bray	321,976	(1)	*
Robert H. Gidel(2)	41,864	(1)	*
Roy A. Guthrie	43,364	(1)(3)	*
Brett Hawkins	21,092	(1)	*
Michael D. Malone	87,864	(1)(3)	*
Anthony L. Ebers	77,148	(1)	*
Amar Patel	381,967	(1)	*
Michael R. Rawls	51,371	(1)	*
Anthony W. Villani	53,020	(1)	*
All directors and executive officers as a group (9 persons)	1,079,666	(1)	1.10%
5% Stockholders
FIF HE Holdings LLC 1345 Avenue of the Americas, 46th Floor New York, New York 10105	68,104,736	(4)	69.35%
Diamond Hill Capital Management, Inc. 325 John H. McConnell Blvd., Suite 200 Columbus, OH 43215	6,413,970	(5)	6.53%

*	Indicates less than one percent.
(1)	Includes with respect to each of the following named executive officers, directors, and all executive officers and directors as a group, the following (1) shares of unvested restricted stock for which the indicated beneficial owners have voting but no investment power and (2) restricted stock units which vest within 60 days of March 19, 2018:

Name	Restricted Stock	Restricted Stock Units
Named Executive Officers & Directors
Jay Bray	—	—
Robert H. Gidel	—	5,490
Roy A. Guthrie	—	5,490
Brett Hawkins	—	5,490
Michael D. Malone	—	5,490
Anthony L Ebers	26,238	—
Amar Patel	—	10,471
Michael R. Rawls	3,001	—
Anthony W. Villani	—	—
All directors and executive officers as a group (9 persons)	29,239	32,431

(2)	Shares are held in the name of Liberty Partners, LLC.

(3)	Total includes 16,435 shares which no voting or investment power currently exists that have been deferred by each of Messrs. Guthrie and Malone, who could obtain such shares within 60 days of March 19, 2018 under certain circumstances.

(4)	Based on a Schedule 13G filed on February 14, 2013 jointly by FIF HE Holdings LLC, Fortress and other related entities. Fortress wholly owns FIG Corp., which is the general partner of Fortress Operating Entity I LP (“FOE I”), which is the sole managing member of each of FIG LLC and Fortress Investment Fund GP (Holding) LLC (“Holdings III”) and wholly owns Fortress Fund IV GP Holdings Ltd. (“Holdings IV”). Holdings III is the sole managing member of Fortress Fund III GP LLC (“GP III”). Holdings IV is the general partner of Fortress Fund IV GP. L.P. (“GP IV”). GP III is the general partner of and FIG LLC is the investment advisor to each of Fortress Investment Fund III LP (“Fund III”), Fortress Investment Fund III (Fund B) LP (“Fund III B”), Fortress Investment Fund III (Fund C) LP (“Fund III C”), Fortress Investment Fund III (Fund D) L.P. (“Fund III D”) and Fortress Investment Fund III (Fund E) L.P. (“Fund III E,” and together with Fund III, Fund III B, Fund III C and Fund III D, “Fortress Funds III”). GP IV is the general partner of and FIG LLC is the investment advisor to each of Fortress Investment Fund IV (Fund A) L.P. (“Fund IV A”), Fortress Investment Fund IV (Fund B) L.P. (“Fund IV B”), Fortress Investment Fund IV (Fund C) L.P. (“Fund IV C”), Fortress Investment Fund IV (Fund D) L.P. (“Fund IV D”) Fortress Investment Fund IV (Fund E) L.P. (“Fund IV E”), Fortress Investment Fund IV (Fund F) L.P. (“Fund IV F”) and Fortress Investment Fund IV (Fund G) L.P. (“Fund IV G,” and together with Fund IV A, Fund IV B, Fund IV C, Fund IV D, Fund IV E, Fund IV F and Fortress Funds III, “Fortress Funds”). Fortress Funds are the sole members of FIF HE Holdings LLC, which directly holds the shares of common stock of Nationstar Mortgage Holdings Inc. These stockholders have indicated that they have shared dispositive power and shared investment power with respect to 68,104,736 shares.

(5)	Based on a Schedule 13GA filed on February 9, 2018 by Diamond Hill Capital Management, Inc. According to the filing, the beneficial owner has indicated that it has sole voting power to vote 6,166,379 shares and sole dispositive power with respect to 6,413,970 shares. These stockholders have indicated that the aggregate amount beneficially owned by each reporting person is 6,413,970 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers and persons who beneficially own more than ten percent of a registered class of our equity securities to file initial reports of ownership and reports of changes in ownership with the SEC. We assist our directors and executive officers by monitoring transactions and completing and filing Section 16 reports on their behalf. Based solely upon review of the copies of such forms furnished to us and written representations from our directors and executive officers we believe that all Section 16(a) filing requirements were met during 2017.

OTHER MATTERS

The Board knows of no other matters to be brought before the 2018 Annual Meeting of Stockholders. If matters other than the ones listed in this proxy statement properly come before the 2018 Annual Meeting of Stockholders or any adjournment or postponement thereof, the persons named in the proxy will vote the shares represented by the proxy according to their judgment.

STOCKHOLDER PROPOSALS

Stockholder Proxy Proposal Deadline

Pursuant to Rule 14a-8 of the Exchange Act, stockholder proposals will need to be received by us not later than December 18, 2018, in order to be eligible for inclusion in our proxy statement and form of proxy with respect to the 2019 Annual Meeting of Stockholders. Stockholder proposals must be sent to us at Nationstar Mortgage Holdings Inc., 8950 Cypress Waters Boulevard, Coppell, Texas 75019, Attention: Corporate Secretary.

Stockholder Business – Annual Meeting

Stockholders who wish to introduce an item of business at an annual meeting of stockholders may do so in accordance with our Bylaw procedures. A stockholder desiring to bring a proper subject of business before the 2019 Annual Meeting of Stockholders, without inclusion of such proposal in the proxy statement, must provide a written notice timely received by us not sooner than January 18, 2019, but not later than February 17, 2019, at our principal executive offices. Any notice of intent to introduce an item of business at an annual meeting of stockholders must, among other things, contain the name and address of the stockholder, and a representation that the stockholder is a holder of record and that the stockholder intends to appear in person or by proxy at the meeting. A complete listing of the other requirements the advance notice must meet is found in Section 2.19 of our Bylaws. A complete copy of our Bylaws may be found on our website at www.nationstarholdings.com or by writing to Nationstar Mortgage Holdings Inc., 8950 Cypress Waters Boulevard, Coppell, Texas 75019, Attention: Corporate Secretary.

The chairman of the annual meeting may refuse to allow the transaction of any business not presented in compliance with the foregoing procedures.

ADDITIONAL INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC at 100 F Street, N.E., Washington, D.C. 20549. These filings are available to the public to read and copy at the SEC’s public reference rooms. These filings are also available to the public from commercial document retrieval services and on the website maintained by the SEC at www.sec.gov. Such information will also be furnished upon written request to Nationstar Mortgage Holdings Inc., at 8950 Cypress Waters Boulevard, Coppell, Texas 75019, Attention: Corporate Secretary, and can also be accessed through our website. We will furnish without charge to each person whose proxy is being solicited, upon oral or written request of any such person, a copy of our Annual Report on Form 10-K for the year ended December 31, 2017, as filed with the SEC, excluding the exhibits, by first class mail or other equally prompt means within one business day of receipt of such request. Request for copies of such report should be directed to our Corporate Secretary at the above address or at 469-549-2000.

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy materials with respect to two or more stockholders sharing the same address. This process which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. We and some brokers household proxy materials, delivering a single copy of the proxy materials to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Stockholders who participate in householding will continue to receive separate proxy or voting instruction cards.

Once a stockholder receives notice from his or her broker or us that they will be householding materials to his or her address, householding will continue until the stockholder revokes the consent. If you are not eligible for householding, but you and other stockholders of record with whom you share an address currently receive multiple copies of the proxy materials, or if you hold stock in more than one account, and in either case you wish to receive only a single copy of each of these documents for your household, please send your request to Nationstar Mortgage Holdings Inc. at 8950 Cypress Waters Boulevard, Coppell, Texas 75019, Attention: Corporate Secretary. You may also make written or oral requests by contacting us at this address or calling 469-549-2000 if you participate in householding and wish to receive a separate copy of these documents (in which case we will promptly deliver a separate copy to you), or if, at any time, you no longer wish to participate in householding. You should notify your broker if the shares are held in a brokerage account or us if you hold registered shares. We can be notified by sending a written request to the above address.

Annex A – Non-GAAP Reconciliations

UNAUDITED SEGMENT STATEMENT OF

OPERATIONS & EARNINGS RECONCILIATION

(dollars in millions, except per share data)

	Year ended December 31, 2017
	Servicing	Originations	Xome	Corporate and Other	Elim.	Consolidated
REVENUES:
Service related, net	$766	$63	$291	$2	$(79)	$1,043

Net gain on mortgage loans held for sale	—	528	—	—	79	607

Total revenues	766	591	$291	2	—	1,650

Total expenses	691	439	247	98	—	1,475
Other income (expense):
Interest income	527	55	—	15	—	597
Interest expense	(523)	(54)	—	(154)	—	(731)
Other expense (income)	(3)	—	9	(3)	—	3

Total other income (expense)	1	1	9	(142)	—	(131)

Pretax income (loss)	$76	$153	$53	$(238)	$—	$44

Income tax expense						13

Net income attributable to noncontrolling interest						1

Net income attributable to Nationstar						$30

Earnings per share

Basic						$0.31

Diluted						$0.30

Adjusted Earnings:
Pretax income (loss)	$76	$153	$53	$(238)	$—	$44
MTM (1)	160	—	—	—	—	160
Adjustments	12	10	(5)	11	—	28

Adjusted pretax income (loss)	$248	$163	$48	$(227)	$—	232

Income tax expense						85

Adjusted earnings						$147

Adjusted diluted EPS						$1.48

(1)	We reevaluated the presentation related to certain GNMA early buyout activities and reclassified these items from operational revenues to mark-to-market revenues. The effect of this change is a $20 million reduction in adjusted pretax income for 2017 versus the prior presentation. GAAP income before taxes and cash flow were not affected by this reclassification.

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

☐                    ⬛

NATIONSTAR MORTGAGE HOLDINGS INC.

8950 Cypress Waters Boulevard

Coppell, TX 75019

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Jay Bray and Elizabeth K. Giddens as proxies, each with full power of substitution, to represent and vote as designated on the reverse side, all the shares of Common Stock of Nationstar Mortgage Holdings Inc. held of record by the undersigned on March 19, 2018, at the Annual Meeting of Stockholders to be held at the Dallas/Fort Worth Airport Marriott, 8440 Freeport Parkway, Irving, Texas 75063, on May 17, 2018, or any adjournment or postponement thereof.

THE SHARES COVERED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE CHOICES MADE. WHEN NO CHOICE IS MADE, THIS PROXY WILL BE VOTED FOR THE LISTED NOMINEE FOR DIRECTOR, FOR PROPOSAL 2 AND AS THE PROXY HOLDERS DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

(Continued and to be signed on the reverse side.)

⬛ 1.1	14475 ⬛

ANNUAL MEETING OF STOCKHOLDERS OF

NATIONSTAR MORTGAGE HOLDINGS INC.

May 17, 2018

10:00 A.M. (local time)

Dallas/Fort Worth Airport Marriott

8440 Freeport Parkway

Irving, Texas 75063

IMPORTANT NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL FOR THE ANNUAL MEETING:

The Notice of Meeting, proxy statement and proxy card

are available at https://materials.proxyvote.com/63861C

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

Please detach along perforated line and mail in the envelope provided.

⬛	10030000000000000000 3	051718

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE NOMINEE LISTED IN PROPOSAL 1 AND “FOR” PROPOSAL 2.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

1. The election as director of the nominee listed below						FOR	AGAINST	ABSTAIN
				2.	The ratification of Ernst & Young LLP as Nationstar’s independent registered public accounting firm for the year ending December 31, 2018	☐	☐	☐
☐	FOR ALL NOMINEE	NOMINEE: Jay Bray

☐	WITHHOLD AUTHORITY FOR ALL NOMINEE

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

The undersigned acknowledges receipt from the Company, before the execution of this proxy, of the Notice of Annual Meeting of Stockholders, a Proxy Statement for the Annual Meeting of Stockholders and the 2017 Annual Report to Stockholders.

Signature of Stockholder	Date:	Signature of Stockholder	Date:

⬛	Note:

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

⬛